EXHIBIT 2.1
Execution Version

ASSET PURCHASE AGREEMENT
BY AND AMONG
SPENCE ENGINEERING COMPANY, INC.,
LESLIE CONTROLS, INC.,
EMERSON PROCESS MANAGEMENT REGULATOR TECHNOLOGIES, INC.
AND
CIRCOR INTERNATIONAL, INC.

DATED AS OF AUGUST 30, 2019

TABLE OF CONTENTS

		Page
SECTION 1 DEFINITIONS AND INTERPRETATIONS		1
1.1	Certain Definitions	1
1.2	Interpretation	12
SECTION 2 PURCHASE AND SALE		14
2.1	Transfer of Assets; Excluded Assets.	14
2.2	Assumption of Liabilities.	16
2.3	Purchase Price; Adjustments.	17
2.4	Closing.	20
2.5	Withholding	21
SECTION 3 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS		21
3.1	Organization and Good Standing; Organizational Documents	21
3.2	Title to Assets	22
3.3	Authority	22
3.4	No Conflict; Consent of Third Parties	22
3.5	Litigation, etc	22
3.6	Intellectual Property	22
3.7	Agreements; Actions	24
3.8	Certain Transactions	26
3.9	Real Property	26
3.10	Necessary Property	27
3.11	Financial Statements	27
3.12	Absence of Changes	28
3.13	Employees and Consultants; Compensation	28
3.14	Labor Matters	30
3.15	Employee Benefit Matters	30
3.16	Discrimination and Occupational Safety and Health	32
3.17	Tax Returns and Payments	32
3.18	Insurance	33
3.19	Privacy and Security	33
3.20	Compliance with Law and Regulations; Permits	34
3.21	Suppliers	34
3.22	Customers	34
3.23	Brokers and Finders	35
3.24	Environmental Matters	35
3.25	Product and Service Warranties	36
3.26	Product Liability and Similar Claims	36
3.27	Product and Service Warranty Liability; Incentive Plan Liability	37
SECTION 4 REPRESENTATIONS AND WARRANTIES REGARDING BUYER		37
4.1	Organization and Standing	37
4.2	Authority for Agreement; No Conflict	37

i

4.3 Consent of Governmental Authority 38
4.4 Brokers and Finders 38
4.5 Litigation, etc 38
4.6 Financing; Solvency 38

SECTION 5 COVENANTS 39

5.1 Public Disclosure; Communications 39
5.2 Cooperation; Further Actions 39
5.3 Cooperation with Union 39
5.4 Obligations with Respect to Employees 40
5.5 Non-Competition; Non-Solicitation 43
5.6 Use of Seller Names and Marks 43
5.7 Insurance Matters 44
5.8 Deferred Assets and Liabilities 44
5.9 Accounts Receivable; Receipts and Disbursements 45

SECTION 6 CLOSING DELIVERIES 45

6.1 Closing Deliveries of Sellers 45
6.2 Closing Deliveries of Buyer 47
6.3 Tax Deliveries of Sellers 47

SECTION 7 INDEMNIFICATION 47

7.1 Representations, Warranties and Covenants 47
7.2 Survival Period 47
7.3 Indemnification Provisions for Buyer's Benefit 48
7.4 Indemnification Provisions for Sellers' Benefit; Limitations 48
7.5 Tax Treatment of Indemnity Payments 49
7.6 Matters Involving Third Parties 49
7.7 Direct Claims 50
7.8 Further Limitations and Qualifications 50

SECTION 8 TAXES 51

8.1 Certain Income Tax Matters 51
8.2 Transfer Taxes 51
8.3 Tax Returns 52
8.4 Cooperation 52
8.5 Allocation of Purchase Price 52

SECTION 9 MISCELLANEOUS 52

9.1 Notices 52
9.2 Successors and Assigns 53
9.3 Severability 54
9.4 Third Parties 54
9.5 Equitable Relief 54
9.6 Governing Law; Submission to Jurisdiction 54
9.7 Fees and Expenses 55

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 30, 2019 (the “Agreement Date”), by and between Spence Engineering Company, Inc., a Delaware corporation (“Spence”), and Leslie Controls, Inc., a Delaware corporation (“Leslie”, and each of Spence and Leslie, a “Seller” and, collectively, the “Sellers”), Emerson Process Management Regulator Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Emerson Electric Co. (“Buyer”), and, solely for purposes of Section 5 and Section 9, CIRCOR International, Inc., a Delaware corporation (“CIRCOR”).

WHEREAS, the Sellers are engaged in the conduct of the Business (defined below).
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, substantially all of the assets of the Sellers used in the Business and Buyer desires to assume from the Sellers certain liabilities related to the Business to the extent set forth in this Agreement for the consideration described herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and the Sellers, intending to be legally bound, agree as follows:
SECTION 1
DEFINITIONS AND INTERPRETATIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Accounting Arbitrator” shall have the meaning set forth in Section 2.3(e).
“Action” shall mean any action, arbitration, suit, investigation or other proceeding, whether civil or criminal, in law or in equity by or before any Governmental Authority or arbitrator.
“Active Business Line” shall mean all existing product models sold under the Leslie Controls, RTK, R.D. Laurence, and Schroedahl trademarks, as set forth on Exhibit A, and shall not include any product models re-branded under such trademarks that are product models currently being sold by the Business under the Spence or Nicholson trademarks.
“Adjusted Purchase Price” shall have the meaning set forth in Section 2.3(a).
“Adjustment Time” shall mean 11:59 p.m. eastern time on the Closing Date.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the Preamble.
“Agreement Date” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 8.4.
“Ancillary Agreements” shall mean the Transition Services Agreement, the Lease, the Confirmatory Letter, the Guaranty and each of the other written agreements, documents, statements, certificates and instruments referred to therein or otherwise delivered by the Sellers pursuant to Section 6.1 or by Buyer pursuant to Section 6.2.
“Assumed Contracts” shall mean (i) with respect to Leslie, the Contracts set forth on Schedule A (the “Leslie Assumed Contracts”), and (ii) with respect to Spence, the Contracts set forth on Schedule B (the “Spence Assumed Contracts”).
“Assumed Liabilities” shall have the meaning set forth in Section 2.2(a).
“Business” shall mean (ii) business activities in the Field by a Seller, (ii) all other business activities of Spence, and (iii) all other business activities of a Seller associated with the Nicholson Steam Trap product line.
“Business Day” shall mean any day that is not a Saturday, Sunday or national legal holiday in the United States of America.
“Business Insurance Policies” shall have the meaning set forth in Section 2.1(a)(xiii).
“Business Intellectual Property” shall mean all Intellectual Property used in the Business.
“Business Software” shall mean all Software that is material to the operation of the Business.
“Business Systems” shall mean all websites, information technology and computer systems (including software, web site, information technology and telecommunication hardware and other equipment) that enable or effect the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, owned by the Sellers or used for the benefit of the Sellers or in the operation of the Business.
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer Indemnified Party” shall have the meaning set forth in Section 7.3.
“Cap Amount” shall have the meaning set forth in Section 7.3(b).
“Cash” shall mean cash and cash equivalents determined in accordance with GAAP. Notwithstanding the foregoing, “Cash” shall include uncashed and uncleared checks and other deposits or transfers received or deposited for the account of Spence.
“CBA” shall mean that certain Collective Bargaining Agreement by and between Spence and District 15, River Lodge 1562 of the International Association of Machinists and Aerospace Workers, AFL-CIO Lodge #264, effective November 1, 2018.
“CIRCOR” shall have the meaning set forth in the Preamble.
“CIRCOR Plan” shall mean an Employee Plan (excluding any Company Plan) that is maintained, sponsored, contributed to, or required to be contributed to by CIRCOR for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual.
“Closing” shall have the meaning set forth in Section 2.4(a).
“Closing Cash” shall mean the aggregate amount of Cash held by Spence as of the Adjustment Time.
“Closing Date” shall have the meaning set forth in Section 2.4(a).
“Closing Date Schedule” shall have the meaning set forth in Section 2.3(d)(i).
“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Sellers with respect to the Business outstanding as of the Adjustment Time.
“Closing Working Capital” shall have the meaning set forth in Section 2.3(d)(i).
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Confirmatory Letter” shall have the meaning set forth in Section 2.2(b).
“Company Plan” shall mean an Employee Plan (excluding any CIRCOR Plan) that is maintained, sponsored, contributed to, or required to be contributed to by Spence for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual.
“Confidentiality Agreement” shall mean the agreement regarding confidentiality and non-disclosure previously executed by CIRCOR and Buyer effective as of June 5, 2019.
“Contract” shall mean any written or oral agreement, contract, purchase order, statement of work, subcontract, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or legally binding commitment, arrangement, obligation or undertaking of any nature, including all amendments to any of the foregoing.
“Corporate Policies” shall have the meaning set forth in Section 5.7(a).
“Damages” shall mean any and all damages, losses, awards, Actions, proceedings, causes of action, obligations, liabilities, claims, Taxes, encumbrances, penalties, demands, assessments, settlements or judgments, plus reasonable attorney’s and professional fees and expenses and court costs, in each case to the extent actually incurred by an Indemnified Party; provided that notwithstanding anything to the contrary elsewhere in this Agreement or provided for under any applicable Legal Requirements. “Damages” shall not include any special, exemplary or punitive damages (unless such damages are actually awarded to a third party and included as part of a Third-Party Claim) or any damages associated with any lost opportunities of such other Person, whether based on statute, contract, tort or other legal theory, unless the possibility of such damages has been disclosed to the other party in advance or could have been reasonably foreseen by such other party.
“Deferred Assets” shall have the meaning set forth in Section 5.8(a).

“Designated Matters” shall have the meaning set forth in Section 7.3(b).
“Disclosure Schedule” shall have the meaning set forth in Section 3.
“Employee Plan” shall mean (i) any agreement, arrangement, plan, or policy, whether or not written, that is or provides (A) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement, in each case, whether or not Tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, contributed to, or required to be contributed to by Spence or CIRCOR for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any Seller or any of their respective ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates can reasonably be expected to have any liability, contingent or otherwise.
“Employee Withholding Documents” shall have the meaning set forth in Section 5.4(c).
“Environmental Claim” shall have the meaning set forth in Section 3.24(c).
“Environmental Laws” shall mean all Legal Requirements relating to the protection of public health, employee health or safety, or the environment or regulating the import, manufacture, storage, distribution, sale, use, handling, transport, Release, or disposal of Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., as amended; the Federal Clean Air Act, 42 U.S.C. § 7401, et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as amended; and the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, and any state or local equivalent statute or regulation, or under the common law of trespass, nuisance or negligence.
“Environmental Permits” shall mean all permits, registrations, approvals, licenses, filings and submissions to any Governmental Authority required to be held by, or made by or on behalf of, the Sellers with respect to the Business under or pursuant to any Environmental Law.
“Environmental Property” shall mean all real property currently or previously owned, leased, operated or used by the Sellers with respect to the Business.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any Seller, would be treated as a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
“Estimated Closing Cash” shall have the meaning set forth in Section 2.3(b)(iii).
“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.3(b)(ii).
“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.3(b)(iv).

“Estimated Working Capital” shall have the meaning set forth in Section 2.3(b)(i).
“Estimated Working Capital Deficiency” shall mean the absolute value of the amount, if any, by which (i) the Estimated Working Capital, is less than (ii) the Target Working Capital Amount.
“Estimated Working Capital Surplus” shall mean the amount, if any, by which (i) the Estimated Working Capital is greater than (ii) the Target Working Capital Amount.
“Excluded Assets” shall have the meaning set forth in Section 2.1(b).
“Excluded Contract” shall mean (i) any Spence Contract that is not a Spence Assumed Contract and (ii) any Leslie Contract that is not a Leslie Assumed Contract.
“Excluded Liabilities” shall have the meaning set forth in Section 2.2(b).
“Field” shall mean the development, manufacture and sale of (i) steam regulation and steam trap products and (ii) pressure operated condensate pumps, safety relief valves, direct operated valves, noise and suppression, and insulation, in each case for steam heating applications.
“Final Adjusted Purchase Price” shall have the meaning set forth in Section 2.3(f).
“Financial Statements” shall have the meaning set forth in Section 3.11(a)
“Fund” shall have the meaning set forth in Section 5.4(e).
“Fundamental Cap Amount” shall have the meaning set forth in Section 7.3(a)(iii).
“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Good Standing), Section 3.2 (Title to Assets), Section 3.3 (Authority), Section 3.18(b) (Certain Insurance Matters), Section 3.23 (Brokers and Finders), Section 4.1 (Organization and Standing), Section 4.2 (Authority for Agreement; No Conflict), and Section 4.4 (Broker and Finders).
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.
“Guaranty” shall have the meaning set forth in Section 6.1(n).
“Hazardous Material” shall mean any (i) pollutants or contaminants which may cause environmental contamination or human exposure at levels of concentration above those established by any applicable Governmental Authority or Environmental Law, (ii) hazardous, toxic, carcinogenic, mutagenic, corrosive, dangerous, noxious, flammable, explosive, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined, declared, regulated or controlled as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) solid or liquid wastes or (vi) polychlorinated bi-phenyls, polychlorinated bi-phenyl waste or polychlorinated bi-phenyl related wastes.

“Indebtedness” shall mean, without duplication, (i) all indebtedness for borrowed money, including, without limitation, all amounts, if any, payable under or pursuant to each of the instruments listed on Exhibit B; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable to any Person); (iv) guaranties securing indebtedness for borrowed money; (v) all amounts under outstanding letters of credit; (vi) all deferred compensation obligations and any Taxes payable in connection therewith, including (A) any underfunded pension or post-retirement liabilities (excluding any withdrawal liability under any Multiemployer Plan), (B) all payment obligations under any retiree medical or deferred compensation plans, (C) all compensation that has been deferred by any employee pending completion of the Closing; (vii) any employee or shareholder bonuses or other incentive compensation related to performance prior to Closing or earned at Closing and any Taxes payable in connection therewith, excluding ordinary course bonuses or incentive compensation owed to Transferred Employees other than such amounts payable in connection with the execution of this agreement; (viii) any amounts owed to any Affiliate of the Sellers; (ix) liabilities of the Sellers not related to or arising out of the Business; (x) all costs and obligations incurred in connection with a change of control of either of the Sellers or the Business, including any “success” or similar fee; (xi) all obligations issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement, including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction; (xii) all liabilities for any outstanding severance or consulting amounts owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider or officer and any Taxes payable in connection therewith; (xiii) all obligations under any interest rate, currency or other hedging agreement; (xiv) all liabilities or obligations secured by Liens on any assets; (xv) all liabilities or obligations resulting from bank overdrafts; (xvi) deferred revenue; and (xvii) all interest, any premiums payable or any other costs or charges (including any prepayment penalties, termination fees, breakage costs, make-whole and expense reimbursements) on any instruments or obligations described in clauses (i) through (xvi) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.
“Indemnified Party” shall mean a Person who makes a claim for indemnification pursuant to Section 7.
“Indemnifying Party” shall mean a Person against whom a claim for indemnification is made pursuant to Section 7.
“Initial Closing Statement” shall have the meaning set forth in Section 2.3(b).
“Intellectual Property” shall mean all rights in intellectual property of any type throughout the world, including, but not limited to, (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non-provisional applications, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans, trade dress and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) writings, images, content and other expressive works, whether copyrightable or not, in any jurisdiction, and all copyrights, including design rights, whether registered or common law, and registrations and applications for registration thereof, including the right to make derivative works and all other associated statutory rights; (iv) all rights existing in any database, including database rights and industrial property rights; (v) trade secrets, know-how, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, procedures, specifications, plans, training materials, playbooks and workflows, algorithms, supplier information, prospect lists, customer lists, projections, analyses, market studies; (vi) domain names; (vii) rights of publicity and privacy, rights to personal information and moral rights; (viii) shop rights; (ix) inventions (whether patentable or unpatentable), invention disclosures, discoveries, ideas, developments, data, works of authorship; (x) Software; (xi) all rights to any of the foregoing provided in international treaties and convention rights; (xii) the right and power to assert, defend and recover title to any of the foregoing; (xiii) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xiv) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.
“Inventory” shall mean all inventory that is held for sale or resale by a Seller for use in the Business.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” or “Sellers’ Knowledge” shall mean the knowledge of Jason Carpenter, Joe Wegas, Jennifer Palenik, and Gary Pakatch after reasonable due inquiry of their respective direct reports as well as such person having responsibility for such matters, or, if such reasonable due inquiry has not been made, such knowledge that each such Person would be reasonably expected to have after such reasonable due inquiry. The words “know,” “knowing” and “known” shall be construed accordingly.
“Lease” shall have the meaning set forth in Section 6.1(i).
“Legal Requirements” shall mean any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law, statute, constitution, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, injunction, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liens” shall mean any mortgage, deed of trust, indenture, hypothecation, easement, restriction, adverse claim (in the nature of a lien), license, charge, interest, pledge, claim, lien, encumbrance, option, security interest, restriction (whether on voting, sale, transfer (such as a right of first refusal or other similar right), disposition, use or otherwise), title defect, title retention agreement, community property interest, option, encroachment or other adverse claim of any kind or nature whatsoever (whether arising by contract or by operation of law and whether voluntary or involuntary).
“Material Adverse Effect” shall mean any change or effect that is materially adverse to the business, operations, financial condition or results of operations of the Business or the Sellers’ ability to perform their obligations hereunder; provided, however, none of the following shall be deemed, either alone or in combination with any other change or effect, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement, pendency or occurrence of this Agreement or any of the transactions contemplated hereby or any actions taken in compliance herewith, including the impact thereof on the relationships with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Sellers have any relationship with respect to the Business; (ii) conditions affecting the industries in which the Business operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Business operates;

(iii) compliance by the Sellers with the terms of, or the taking of any action by the Sellers contemplated by, this Agreement; (iv) any breach by Buyer of this Agreement or the Confidentiality Agreement; (v) the taking of any action by Buyer or any of Buyer’s Affiliates (other than to enforce their rights under this Agreement); (vi) any change in GAAP or in accounting standards or applicable Legal Requirements (or interpretation thereof); (vii) any acts of God, calamities, acts of war, terrorism or military action or the escalation thereof, national or international political, general economic, social conditions or changes in the financial or capital markets; (viii) any action required to be taken under applicable Legal Requirements, including any actions taken or required to be taken by the Sellers in order to obtain any approval or authorization for the consummation of the transactions contemplated hereby under applicable antitrust or competition laws; (ix) any action taken, or failure to take any action, or such other change or event, in each case to which Buyer has consented; or (x) any failure, in and of itself, by the Sellers to meet any projections, forecasts, or revenue or earnings predictions for any period.
“Material Contracts” shall have the meaning set forth in Section 3.7(a).
“Memorandum of Understanding” shall have the meaning set forth in Section 5.3.
“Non-Party Affiliate” shall have the meaning set forth in Section 9.10.
“Notice” shall have the meaning set forth in Section 7.6(a).
“NLRA” shall have the meaning set forth in Section 3.14(b)(ii).
“Off-the-Shelf Software” shall mean any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Sellers on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $100,000 per license, or an ongoing licensee fee of less than $50,000 per year.
“Ordinary Course of Business” shall mean the ordinary and usual course of day-to-day operations of the Business through the date hereof consistent with past customs or practices and specifically does not include (i) activity involving the purchase or sale of the Business or of any product line or business unit thereof, (ii) activity requiring approval by the board of directors or shareholders of any Seller, or (iii) any material increase in the compensation of any employee, or grant of any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee.
“Organizational Documents” shall mean, as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, certificate or articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto and each in effect as of the date of inquiry.
“Owned Real Property” shall have the meaning set forth in Section 3.9(a).
“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approval of or by any Governmental Authority.
“Permitted Liens” shall mean (i) Liens for Taxes that are not yet due and payable or being contested in good faith through the appropriate proceedings, (ii) statutory Liens for mechanics, material men, laborers, employees or suppliers arising by operation of law for amounts that are owed, but not yet delinquent or are being contested in good faith through the appropriate proceedings, (iii) in the case of real property, applicable zoning and building ordinances and land use regulations, but only if same are not being violated and do not materially impair, prohibit or restrict the occupancy or current use of the real property that they encumber; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Owned Real Property that do not materially impair, prohibit, or restrict the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the Business, (v) non-exclusive licenses to Intellectual Property, (vi) Liens that will be terminated or released at the Closing in connection with the repayment of Closing Indebtedness at the Closing and (x) any lien disclosed on Schedule 1.1 with respect to the Owned Real Property.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Data” shall mean data that can be reasonably linked to a natural person, including any payment card information, any taxpayer identification or social security number, or other identifying information. Personal Data shall also include any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “personal information” or the like under any applicable data privacy or data security Legal Requirements or with respect to which the Sellers have any obligation of privacy or security.
“Personal Property Leases” shall have the meaning set forth in Section 3.10.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.
“Pre-Closing Taxes” shall mean any (i) Seller’s Taxes or its liability, if any (for example, by reason of transferee liability or application of applicable Legal Requirements) for Taxes of others, including, but not limited to, any Affiliate of a Seller and all Damages payable with respect to such Taxes for any Tax period, and (ii) Taxes and all Damages payable with respect to such Taxes claimed or assessed against the Business, the Purchased Assets, or Sellers (A) for any Pre-Closing Tax Period, and (B) as a result of the transactions contemplated by this Agreement (other than Transfer Taxes allocable to Buyer pursuant to Section 8.1), in each case, except to the extent and in such amount as such Taxes and all Damages payable with respect to Taxes are reflected on the Closing Date Schedule.
“Property Taxes” shall mean all real estate, ad valorem, personal property and any other similar Taxes imposed by any Governmental Authority with respect to the Purchased Assets.
“Protected Business Line” shall mean the Business, in all cases, other than an Active Business Line.
“Protected Data” shall mean any (i) Personal Data, (ii) confidential or proprietary information of the Sellers, and (iii) confidential or proprietary information of any third party or governmental body that is in the possession or control of the Sellers or with respect to which Sellers have any obligation of security or confidentiality.
“Purchased Assets” shall have the meaning set forth in Section 2.1(a).
“Purchase Price” shall mean an amount equal to $88,000,000.
“Recent Balance Sheet” shall mean the most recent balance sheet of Spence included in the Financial Statements.

“Reference Date” shall mean January 1, 2014.
“Related Party” shall mean any present officer, director or member of a Seller or any Affiliate thereof.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials) or as otherwise defined under Environmental Laws.
“Representatives” shall mean with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Retained Trademarks” shall have the meaning set forth in Section 5.6.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Seller” shall have the meaning set forth in the Preamble.
“Seller Indemnified Party” shall have the meaning set forth in Section 7.4(a).
“Seller Transaction Expenses” shall mean (i) any change-in-control payments, severance, retention, bonus or similar compensatory amounts payable, or that become payable, by a Seller or any of its Affiliates solely as a direct result of the consummation of the transactions contemplated hereby to or any accelerated benefits payable to, any officer, director, employee, or consultant of a Seller, together with the employer portion of any payroll, medical, social security, unemployment or similar Taxes related to the payment of such bonuses or benefits to employees; and (ii) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Sellers or any of their Affiliates in connection with the negotiation, preparation, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, but only to the extent any of the items set forth in clauses (i) and (ii) above have not been paid prior to the Closing Date.
“Software” shall mean all computer software, firmware, programs, data libraries and databases, in any form, including without limitation, source code, object code, make files, Gerber files, user interfaces, development tools, library functions, compilers, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto.
“Solvent” shall have the meaning set forth in Section 4.6(b).
“Spence” shall have the meaning set forth in the Preamble.
“Standard Cap Amount” shall have the meaning set forth in Section 7.3(b).
“Standard Procedure” shall have the meaning set forth in Section 5.4(c).

“Statutory Representations” shall mean the representations and warranties in Section 3.15 (Employee Benefit Matters), Section 3.17 (Tax Returns and Payments), and Section 3.24 (Environmental Matters).
“Straddle Period” shall mean a Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Tampa Facility” shall mean that certain facility located at the address commonly known as 12501 Telecom Drive, Tampa, Florida 33637.
“Target Working Capital Amount” shall mean $5,600,000. The parties acknowledge and agree that the Target Working Capital Amount was established using the methodologies and inputs set forth on the Working Capital Schedule.
“Tax” or “Taxes” shall mean any and all federal, possession, province, state, city, county, local and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) taxes, fees, levies, assessments and other governmental charges in the nature of a tax, including gross receipts, corporate, income, profits, gain, capital gains, sales, use, occupation, value added, ad valorem, transfer, license, franchise, withholding, payroll, recapture, environmental, employment (including Social Security, unemployment insurance, employer health and employee income tax withholding), alternative minimum, net worth, severance, premium, windfall profits, customs, duties, escheat, unclaimed property, estimated, stamp, excise, and property taxes, and any other governmental charges of the same or similar nature to any of the foregoing; together with all interest, penalties and additions imposed by a Governmental Authority with respect to any of the foregoing, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including by Contract or otherwise. Grammatical variations of the term “Tax,” such as “Taxable” or “Taxing,” shall have correlative meanings.
“Tax Return” shall mean any return, report, estimate, claim for refund, information statement, election, statement of foreign bank or financial account, or other return relating to or filed (or required to be filed) with a Governmental Authority with respect to Taxes (including any schedules or attachments thereto, and any amendment thereof).
“Territory” shall mean anywhere in the world.
“Third-Party Claim” shall have the meaning set forth in Section 7.6(a).
“Top Customers” shall have the meaning set forth in Section 3.22(a).
“Top Suppliers” shall have the meaning set forth in Section 3.21(a).
“Trademark Transition Period” shall have the meaning set forth in Section 5.6.
“Transfer Taxes” shall mean all sales, use, transfer, recording, value added, documentary, registration, conveyance, stamp, deed or similar Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
“Transferred Employee” shall have the meaning set forth in Section 5.4.
“Transition Services Agreement” shall mean the Transition Services Agreement, by and between Buyer and CIRCOR, in substantially the form attached hereto as Exhibit C.

“Union” shall mean District 15, River Lodge 1562 of the International Association of Machinists and Aerospace Workers, which is a party to the CBA.
“Walden Facility” shall mean that real property and facility located at the address commonly known as 150 Coldenham Road, Village of Walden, Orange County, New York 12586.
“Walden Facility Value” shall mean an amount equal to $3,450,000.
“Workers’ Compensation Event” shall have the meaning set forth in Section 5.4(b)(ii).
“Working Capital” shall mean the amount (which may be a negative number) equal to (i) the current assets of the Business, minus (ii) the current liabilities of the Business, in each case as of the Adjustment Time and determined in accordance with the methodologies set forth in the Working Capital Schedule and GAAP, and the calculation of the Target Working Capital Amount; provided that in an event of a conflict or inconsistency between the methodologies in the Working Capital Schedule and GAAP, the Working Capital Schedule shall govern in all respects; provided further, that Working Capital shall be adjusted as follows: Working Capital shall not include, and shall be calculated without taking into account the effect of (a) any Seller Transaction Expenses, (b) any Cash, (c) any Tax assets or Tax liabilities, and (d) any Indebtedness.
“Working Capital Deficiency” shall mean the absolute value of the amount, if any, by which (i) the Closing Working Capital, as finally determined pursuant to Section 2.3, is less than (ii) the Target Working Capital Amount.
“Working Capital Schedule” shall mean the policies, conventions, methodologies and procedures related to Working Capital described on Annex 1 hereto.
“Working Capital Surplus” shall mean the amount, if any, by which (i) the Closing Working Capital, as finally determined pursuant to Section 2.3, is greater than (ii) the Target Working Capital Amount.
1.2    Interpretation. For purposes of this Agreement, the following rules of interpretation apply:
(a)    Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
(b)    Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day.
(c)    Currency. Any reference in this Agreement to $ shall mean U.S. dollars.
(d)    Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.
(e)    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
(f)    Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.
(g)    Electronic Transmissions. The exchange of signature pages to this Agreement (in counterparts or otherwise) by .pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(h)    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(iii)    License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.
(iv)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.
(v)    Including. The word “including” or any variation thereof shall mean “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(vi)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements, or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(vii)    Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, shall mean threatened in writing, including by email.

SECTION 2
PURCHASE AND SALE
2.1    Transfer of Assets; Excluded Assets.
(a)    Upon the terms and subject to the satisfaction or, if permissible, waiver, of the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Sellers, free and clear of any Lien, other than Permitted Liens, all right, title and interest in and to all the assets, properties and rights, real, personal or mixed, tangible or intangible, wherever located, that are owned by the Sellers and used or held for use by the Sellers in connection with the Business as of the Closing (the “Purchased Assets”), provided that in no event shall the Purchased Assets include any Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include (other than the Excluded Assets) all right, title and interest in, to and under:
(i)    all assets, properties and rights reflected and/or described on the Financial Statements as related to the Business, together with all other assets owned, used or held for use by the Sellers in connection with the Business, whether or not fully depreciated, written off or never reflected on the Financial Statements and all other assets acquired by the Sellers and used or held for use in the Business since the date of the Financial Statements up to the Closing Date (except to the extent disposed of since the date thereof);
(ii)    all accounts receivable and other rights to payment from customers of Spence and the full benefit of all security for such accounts or rights to payment, and any claim, remedy or right related to the foregoing;
(iii)    all inventories and supplies of the Business of any kind, including all replacement parts and disposable supplies, raw materials, packaging supplies, spare parts, work-in-process or finished goods, whether stored at either of the Sellers’ locations or at a third-party location;
(iv)    all tangible personal property of the Business, including all machinery, equipment, vehicles, furniture, fixtures, computers (including Software and hardware), supplies, spare parts, tools and other tangible personal property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;
(v)    all rights of the Sellers to leasehold interests in laptops and IT equipment currently used in the Business;
(vi)    all rights of the Sellers to network infrastructure components (LAN, WLAN, etc.) currently used in the Business;
(vii)    all rights of the Sellers in, to and under the Assumed Contracts;
(viii)    all rights of the Sellers to the Business Intellectual Property (including the spenceengineering.com domain name), along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter with respect thereto (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof);

(ix)    all authorizations of Governmental Authorities, including permits, licenses, certificates, consents, variances, approvals, environmental permits or authorizations of any Governmental Authority relating primarily to or required in the Business, in each case to the extent transferable;
(x)    all records, data, know-how, Software, and media content, whether in hard copy, digital, electronic or magnetic format or otherwise, including copies of all accounting and operating ledgers, asset ledgers, inventory records, budgets, customer lists, customer credit information, supplier lists, technical data, employee files, sales literature, advertising or promotional materials, website Software and content, research and development records, engineering records, systems and methods of supply, design, manufacture or distribution, referral sources, service and warranty records, correspondence, computer printouts, books, notes, files, and all other accounting and operating records, non-income Tax records, and other operating and financial information and materials relating primarily to or required in the Business, to the extent transferable;
(xi)    all causes of action, judgments, claims and demands against third parties, whether known or unknown, relating to the Business, the Purchased Assets or the Assumed Liabilities except to the extent constituting claims against or defenses related to third-party claims, which neither the Sellers nor CIRCOR shall assert without Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed);
(xii)    all deposits, prepaid expenses and rights to refunds relating to the Purchased Assets; and
(xiii)    the goodwill of the Business.
(b)    In no event shall the Purchased Assets include any of the following (each and all such rights, properties and assets being herein referred to as the “Excluded Assets”):
(i)    (A) attorney-client privilege and attorney work-product protection of Sellers or associated with the Business as a result of legal counsel representing Sellers, including in connection with the transactions contemplated by this Agreement; (B) documents maintained by legal counsel as a result of representation of Sellers or the Business; (C) documents subject to the attorney-client privilege and work-product protection described in subsection (A); and (D) documents maintained by the Sellers in connection with the transactions contemplated by this Agreement;
(ii)    fee interest of the Sellers in the Walden Facility (subject to the terms of the Lease);
(iii)    fee interest of the Sellers in the Tampa Facility (subject to the terms of the Transition Services Agreement);
(iv)    the accounts receivable of Leslie or other rights to payment from customers of Leslie or the full benefit of all security for such accounts or rights to payment, and any claim, remedy or right related to the foregoing;
(v)    inter-company accounts receivable;
(vi)    rights of the Sellers in, to and under the Excluded Contracts;

(vii)    insurance policies held by Seller, subject to the terms of Section 5.7 regarding rights relating to pre-Closing accidents and occurrences (it being understood that any insurance rights or lack of same do not limit Buyer’s right to indemnification pursuant to Section 7);
(viii)    rights of the Sellers under the Employee Plans, except for the sales incentive plans described in Section 5.4(b)(vi), and all assets relating to or under the Employee Plan;
(ix)    the Intercompany Services Agreement with CIRCOR Flow Technologies India (P) LTD;
(x)    all assets used in an Active Business Line; or
(xi)    the assets, properties or rights specified on Schedule 2.1(b).
2.2    Assumption of Liabilities.
(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Buyer shall assume only the following liabilities (the “Assumed Liabilities”):
(i)    the obligations of the applicable Seller(s) under the Assumed Contracts to the extent such obligations are applicable to and accrue with respect to periods subsequent to the Closing;
(ii)    the trade accounts payable of Spence outstanding at the Closing, but only to the extent such trade accounts payable remain outstanding at the Closing and are taken into account in determining adjustments to the Purchase Price pursuant to Section 2.3;
(iii)    accrued expenses (excluding Taxes) incurred by the Sellers related to the Business, but only to the extent such accrued expenses remain outstanding at the Closing and are taken into account in determining adjustments to the Purchase Price pursuant to Section 2.3;
(iv)    the current liabilities (excluding Taxes) incurred by the Sellers related to the Business, but only to the extent such current liabilities remain outstanding at the Closing and are taken into account in determining adjustments to the Purchase Price pursuant to Section 2.3;
(v)    the current employee liabilities (excluding Taxes) incurred by the Sellers related to the Business, but only to the extent such current liabilities remain outstanding at the Closing and are taken into account in determining adjustments to the Purchase Price pursuant to Section 2.3;
(vi)    any product or service warranty liability or obligations arising out of any products supplied or services performed by either Seller in connection with the Business, but only to the extent such accrued expenses remain outstanding at the Closing and up to a maximum amount $50,000 in the aggregate;
(vii)    the obligations described in Section 5.4(b)(vi) with respect to the incentive plans set forth on Schedule 5.4(b)(vi), but only to the extent such current liabilities remain outstanding at the Closing and are taken into account in determining adjustments to the Purchase Price pursuant to Section 2.3; and

(viii)    any other liabilities or obligations arising out of or relating to events or transactions occurring after the Closing in connection with the operations of or ownership or use of the Purchased Assets by Buyer.
(b)    Except as expressly provided in Section 2.2(a), Buyer does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, whether fixed, contingent or otherwise, of the Business or the Sellers or any other person or entity, including, without limitation any Indebtedness or other claim, liability or obligation arising out of the ownership or use of the Purchased Assets prior to the Closing or circumstances or occurrences or the operations of the Business or transactions contemplated by this Agreement prior to the Closing, including, without limitation, by reason of any violation or alleged violation of any Legal Requirement or any other requirement of any Governmental Authority, and whether or not disclosed on the Schedules attached hereto, and regardless of when or by whom asserted (collectively, the “Excluded Liabilities”). Without limiting the foregoing and for the avoidance of doubt, the Assumed Liabilities shall in no event include, and the Excluded Liabilities shall include, those Excluded Liabilities set forth on the confirmatory letter by and among the parties hereto in the form of Exhibit 2.2(b) (the “Confirmatory Letter”). The Excluded Liabilities shall remain the responsibility and obligation of the Sellers after Closing, and the Sellers shall pay and discharge all such liabilities as and when due.
2.3    Purchase Price; Adjustments.
(a)    Purchase Price Payable at Closing. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable by Buyer to Spence at the Closing for the Purchased Assets, the obligations of the Sellers under Section 5, and the other rights of Buyer hereunder shall be an amount (the “Adjusted Purchase Price”) in cash (subject to adjustment pursuant to Section 2.3(d)), equal to:
(i)    the Purchase Price; plus
(ii)    the Estimated Working Capital Surplus, if any; minus
(iii)    the Estimated Working Capital Deficiency, if any; plus
(iv)    the Estimated Closing Cash; minus
(v)    the Estimated Closing Indebtedness; minus
(vi)    the Estimated Seller Transaction Expenses; minus
(vii)    the Walden Facility Value.
(b)    Initial Closing Statement. Prior to the Closing Date, the Sellers shall deliver to Buyer a statement setting forth in each case as of the Adjustment Time:
(i)    the estimated Working Capital (the “Estimated Working Capital”) (prepared in accordance with the Working Capital Schedule), and any Estimated Working Capital Surplus or Estimated Working Capital Deficiency, as the case may be, together with a description and the amount of each element thereof;
(ii)    the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), together with a description and the amount of each element thereof;

(iii)    the estimated Closing Cash (“Estimated Closing Cash”), together with a description and the amount of each element thereof;
(iv)    the estimated aggregate Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof; and
(v)    the Sellers’ calculation of the Adjusted Purchase Price (such statement, the “Initial Closing Statement”).
(c)    The Initial Closing Statement, when delivered to Buyer, shall be deemed the definitive calculation of the Adjusted Purchase Price payable at Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.4(b). The Initial Closing Statement shall include support demonstrating the validity of the calculation of the Adjusted Purchase Price and shall be prepared in good faith. Buyer shall have an opportunity to review and comment on the Initial Closing Statement before it is definitively delivered to Buyer pursuant to this Section 2.3(c). Attached hereto as Annex 2 is a form of the Initial Closing Statement, which form provides an illustration of the matters and calculations to be set forth on the Initial Closing Statement.
(d)    Post-Closing Adjustment to Purchase Price.
(i)    As promptly as practicable, but in no event later than the longer of (a) 90 days following the Closing Date or (b) ten (10) Business Days following completion and reconciliation of all physical inventories, Buyer shall prepare in good faith and deliver to Spence a statement (the “Closing Date Schedule”), setting forth in reasonable detail (x) Buyer’s calculation of, in each case as of the Adjustment Time, Closing Indebtedness, Closing Cash, Seller Transaction Expenses, and Working Capital (the “Closing Working Capital”) (prepared in accordance with the Working Capital Schedule and GAAP, provided that in the event of a conflict between the Working Capital Schedule and GAAP, the Working Capital Schedule shall prevail), and (y) Buyer’s proposed calculation of the Final Adjusted Purchase Price. The Closing Date Schedule will (1) entirely disregard any and all purchase accounting effects on the assets or liabilities of the Sellers as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses), (2) entirely disregard any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Business or their business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or liabilities and (3) be based on facts and circumstances as they exist prior to the Adjustment Time and shall entirely disregard any change in Legal Requirements or GAAP (or interpretation or enforcement thereof) or any other act, decision or event occurring on or after the Closing. Following the Closing, Buyer shall provide Spence and its Representatives timely reasonable access to the records, work papers and supporting documentation used by Buyer in the preparation of the Closing Date Schedule and shall cause the personnel of the Business to cooperate with the Sellers in connection with its review of the Closing Date Schedule. Within ninety (90) days of the Closing Date, the parties will conduct a physical review of all inventory of the Business as of the Closing Date in all locations at which inventory is located. Any discrepancies between the physical count and the accounting records will be assumed to have existed at the Adjustment Time unless evidence can be provided that the discrepancy occurred after the Adjustment Time. The physical inventory for the Nicholson Steam Trap product line will occur upon receipt of such inventory in the Walden Facility.

(ii)    The Sellers may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of Buyer’s delivery to Spence of the Closing Date Schedule. If the Sellers deliver a notice of disagreement within such 30 day period, the Sellers and Buyer shall, during the 30 days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If Spence and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule during such 30 day period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.3(e).
(iii)    The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earlier to occur of (A) the failure of the Sellers to notify Buyer of a dispute within 30 days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.3(d)(ii) above, (B) the mutual written resolution of all disputes pursuant to Section 2.3(d)(ii) by Buyer and Spence, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.3(e).
(e)    Adjustment Dispute Resolution. If the Sellers and Buyer are unable to reach agreement concerning the Closing Date Schedule pursuant to Section 2.3(d)(ii), they shall submit such dispute to Deloitte Touche Tohmatsu Limited or, if such Person is not willing or is unable to accept such engagement, an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Sellers (the “Accounting Arbitrator”) (provided that if Buyer and the Sellers are unable to select an Accounting Arbitrator within ten days after receiving notice that Deloitte Touche Tohmatsu Limited is not willing or is unable to accept such engagement, then each shall select a nationally recognized accounting or financial consulting firm, which firms will jointly select a third nationally recognized independent accounting or financial consulting firm which shall act as the Accounting Arbitrator), for resolution pursuant to this Section 2.3(e) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule provided, the Accounting Arbitrator shall rely on the methodologies set forth in the Working Capital Schedule and GAAP, provided that in the event of a conflict between the Working Capital Schedule and GAAP, the Working Capital Schedule shall prevail. In making such determination and calculations, the Accounting Arbitrator shall consider only those items or amounts on the Closing Date Schedule as to which the Sellers and Buyer have disagreed in writing and submitted to the Accounting Arbitrator. Each of Buyer and the Sellers shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.3(d)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than 30 days after submission of the dispute) in a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute delivered in accordance with Section 2.3(d)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions of the parties and shall not conduct an independent investigation. Such report shall be final and binding upon the Sellers and Buyer and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement. Buyer and the Sellers shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and the Sellers based on the inverse of the percentage that the Accounting Arbitrator determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of the Sellers’

position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by the Sellers.
(f)    Final Adjusted Purchase Price; Payment Upon Final Determination of Adjustments.
(i)    Following the final determination of the Closing Working Capital, Closing Cash, Closing Indebtedness and Seller Transaction Expenses in accordance with this Section 2.3, the Adjusted Purchase Price shall be recalculated, using Working Capital Surplus, Working Capital Deficiency, Closing Cash, Closing Indebtedness and Seller Transaction Expenses in lieu of the Estimated Working Capital Surplus, Estimated Working Capital Deficiency, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Seller Transaction Expenses (such adjusted amount, the “Final Adjusted Purchase Price”). If the Final Adjusted Purchase Price, as finally determined in accordance with this Section 2.3, is less than the Adjusted Purchase Price, then Spence shall, no later than five Business Days after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.3, cause to be paid to Buyer an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by Buyer to the Seller.
(ii)    If the Final Adjusted Purchase Price, as finally determined in accordance with this Section 2.3, is more than the Adjusted Purchase Price, then Buyer shall, no later than five Business Days after the Final Adjusted Purchase Price is finally determined in accordance with this Section 2.3, cause to be paid to Spence an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by Spence to Buyer.
(iii)    Any payments made to any party pursuant to this Section 2.3(f) shall constitute an adjustment of the Adjusted Purchase Price for Tax purposes and shall be treated as such by Buyer and the Sellers on their Tax Returns to the extent permitted by the applicable Legal Requirements.
2.4    Closing.
(a)    Time and Place. The closing of the purchase of the Purchased Assets (the “Closing”), shall take place at the offices of DLA Piper LLP (US), 33 Arch Street, Boston, Massachusetts 02110 at 10:00 a.m., eastern time, on the date hereof via electronic delivery of executed documents (or at such other time or place as the parties hereto may agree) (the “Closing Date”).
(b)    Transactions at the Closing.
(i)    Payment of Closing Indebtedness; Transaction Expenses. At the Closing, Buyer, on behalf of the Sellers, shall pay or cause to be paid, all Estimated Closing Indebtedness evidenced on the Initial Closing Statement, and the Estimated Seller Transaction Expenses identified on the Initial Closing Statement, in each case to the respective third-party debtholders, vendors or other Persons and in the respective amounts set forth on the Initial Closing Statement.
(ii)    Payment of Adjusted Purchase Price to Spence. At the Closing, Buyer shall pay or cause to be paid the Adjusted Purchase Price as directed by Spence in respect of the Purchased Assets being sold to Buyer by the Sellers at the Closing.
Each such payment made at the Closing pursuant to this Section 2.4(b) shall be made by wire transfer of immediately available funds. Upon such payments by Buyer, the Closing shall be deemed to have been effected and all the Purchased Assets shall be owned by Buyer.

2.5    Withholding. Notwithstanding any provision hereof to the contrary, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable under the terms of this Agreement such amounts as it is required to deduct and withhold pursuant to any applicable Legal Requirement, including those related to or regarding Taxes. To the extent that amounts are so withheld by Buyer under any provision of this Agreement, such withheld amounts (a) shall be remitted by Buyer to the applicable Governmental Authority in accordance with applicable Legal Requirements and (b) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made. Notwithstanding the foregoing, other than with respect to any payment that is treated as compensation or any payment to a Seller that failed to timely deliver the deliveries set forth in Section 6.3, Buyer shall use its commercially reasonable efforts to provide Spence written notice of its intent to withhold at least three (3) Business Days prior to such withholding being made in connection with this Section 2.5.
SECTION 3
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
The Sellers hereby represent and warrant to Buyer that the statements in this Section 3 are true and correct as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date) subject, in any case, to the exceptions provided in the disclosure schedule supplied by the Sellers to Buyer (the “Disclosure Schedule”).
3.1    Organization and Good Standing; Organizational Documents. The Sellers are each corporations duly organized, validly existing and in good standing under the laws of Delaware. Each of the Sellers has all requisite power and authority to own its properties and carry on its business as currently conducted in all material respects. Each Seller is duly qualified to transact business and is in good standing under the law of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, except where the failure to be so registered, licensed or qualified would not be reasonably expected to result in a Material Adverse Effect. No Seller is in violation of any term or provision of its Organizational Documents.
3.2    Title to Assets. The Sellers have good and marketable title to, or a valid and enforceable leasehold interest in, all of the items of tangible personal property and Intellectual Property licensed to the Sellers currently used in the conduct of the Business, free and clear of any and all Liens, other than Permitted Liens. Except as set forth on Section 3.2 of the Disclosure Schedule, the Sellers do not own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity related to the Business.
3.3    Authority. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. All actions required to be taken by the Sellers in order to authorize the Sellers to enter into this Agreement and the Ancillary Agreements to which it is a party have been taken or will be taken prior to the Closing. This Agreement has been, and each Ancillary Agreement to which the Sellers will be a party will be, duly executed and delivered by the Sellers, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Sellers) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Legal Requirements affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.4    No Conflict; Consent of Third Parties.
(a)    Assuming the accuracy of the representations made by Buyer in Section 4, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement to which the Sellers are to be a party or for the consummation by the Sellers of the transactions contemplated hereby and thereby.
(b)    Neither the execution and delivery by the Sellers of this Agreement or the Ancillary Agreements to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, cause the creation of any Lien under, or give rise to any obligation of the Sellers to make any payment under any provision of (i) the Organizational Documents of the Sellers, (ii) any Material Contract or any Permit by which any of the properties or assets of the Sellers are bound, or (iii) any Legal Requirements applicable to the Business as currently conducted or any of the properties or assets of the Sellers.
3.5    Litigation, etc. Except as set forth on Section 3.5 of the Disclosure Schedule, there is no, and since the Reference Date, there has not been, any Action or claim pending or, to the Sellers’ Knowledge (including, for this purpose, Mike Mulder), threatened, related to the Business. There is no, and since the Reference Date, there has not been, any Action or claim by the Sellers pending or that the Sellers currently intend to initiate, in each case with respect to their operation of the Business.
3.6    Intellectual Property.
(a)    Section 3.6(a)(i) of the Disclosure Schedule contains a true, complete and accurate list of each of the following items of Business Intellectual Property: (i) patents and patent applications; (ii) trademarks, service marks, trade names and corporate names, that are either registered or material to the Sellers with respect to the Business as of the Closing Date; (iii) registered copyrights and applications for and registrations of such copyrights; (iv) registered designs and applications therefor; and (v) domain names and registrations thereof. Section 3.6(a)(i) of the Disclosure Schedule accurately summarizes, where applicable, the following for each item required to be listed on Section 3.6(a)(i) of the Disclosure Schedule: patent number, application number, registration number, filing date, date of issuance, applicant, title, mark or name, owner(s), country of origin, domain name registrar, and the next fee and other obligations required to maintain or prosecute such Intellectual Property. Except as set forth on Section 3.6(a)(ii) of the Disclosure Schedule, the Business Intellectual Property and the Business Software constitute all of the Intellectual Property necessary to operate the Business.
(b)    Except as described in Section 3.6(b) of the Disclosure Schedule, the Sellers have good, valid and legal title to, and, except with respect to common law trademark rights, are the sole and exclusive owners of all right, title and interest in and to, the Business Intellectual Property, free and clear of all Liens. Sellers have the right to use and otherwise exploit, in the manner currently used or exploited by the Sellers, the Business Intellectual Property, the Business Software and all other Intellectual Property used or exploited by the Business.
(c)    To the Sellers’ Knowledge, each item of Business Intellectual Property is valid and enforceable, and there is no pending Action, claim or allegation asserting the invalidity, misuse or unenforceability of any item of Business Intellectual Property.

(d)    The operation of the Business does not and, since January 1, 2013, has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person.
(e)    No Business Intellectual Property or Business Software is or has been subject to any order that restricts, impairs or otherwise imposes any obligation with respect to the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, or that otherwise relates to or affects, the Business Intellectual Property or Business Software.
(f)    In connection with the Business, neither the Sellers (including, without limitation, directly, as a contributory infringer, through inducement or otherwise), nor any of the products and services offered by, on behalf of or through the Sellers (whether by sale, license or otherwise), nor the use or licensing of the Business Software, nor any of the processes or business methods used by or at the direction of the Sellers, nor the operation of the Business, has infringed, misappropriated or otherwise violated, nor does infringe, misappropriate or otherwise violate, any Intellectual Property of any Person.
(g)    To the Sellers’ Knowledge, there is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation of any Business Intellectual Property or Business Software by any Person. There has been no claim made or threatened by the Sellers against any Person (and the Sellers have not been a party to any Action including such a claim) asserting any unauthorized use or disclosure, infringement, misappropriation or other violation of any Business Intellectual Property or Business Software.
(h)    There has been no claim made, or to the Sellers’ Knowledge, threatened, against the Sellers in connection with the Business (and the Sellers have not been a party to any Action including such a claim): (i) challenging the Sellers’ ownership of or rights to use, license or otherwise exploit any Intellectual Property or Business Software; (ii) asserting that the Sellers have engaged in unfair competition, false advertising or other unfair business practices; or (iii) offering an “invitation to license” as a means to avoid infringement or potential infringement of any Intellectual Property. There is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Business Intellectual Property other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting Governmental Authority.
(i)    None of the Business Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, charitable foundation or other third party.
(j)    Sellers are the exclusive owners, free and clear of all Liens, of all right, title and interest in and to any and all Intellectual Property related to the Business conceived, created, developed and/or reduced to practice by Dan Cole in his role as a consultant to Spence, and have the full right to use and otherwise exploit any such Intellectual Property.
3.7    Agreements; Actions.
(a)    Section 3.7 of the Disclosure Schedule sets forth as of the date hereof, all of the currently effective Contracts of the Business of the following types (in each case, other than purchase orders entered into in the Ordinary Course of Business, none of which are, individually or in the aggregate, material to the Business) (each Contract set forth on Section 3.7 of the Disclosure Schedule and each Contract that is required to be listed on Section 3.7 of the Disclosure Schedule but not so listed, the “Material Contracts”):
(i)    Personal Property Leases;

(ii)    Loan agreements, indentures, promissory notes, guaranties, mortgages, pledges, security agreements, deeds of trust or other Contracts for borrowing or imposing a Lien on any of the assets of the Business;
(iii)    Contracts under which a Seller has made advances or loans to any other Person, except for advances of business expenses of up to $50,000 in the Ordinary Course of Business;
(iv)    Any executory Contract, bid or offer to sell products or to provide services to third parties which (A) to the Sellers’ Knowledge, is at a price that would result in a net loss on the sale of such products or provision of such services, (B) contains terms or conditions that the Business cannot reasonably be expected to satisfy or fulfill in whole or in part, (C) would permit such third party to seek or recover consequential damages or provides for liquidated damages, (D) does not contain a cap on damages or (E) permits setoff against Affiliates;
(v)    Contracts under which the Sellers expect to pay in excess of $150,000 during the current calendar year;
(vi)    Contracts under which the Sellers expect to receive in excess of $50,000 during the current calendar year;
(vii)    Contracts that are not terminable by a Seller without penalty on less than 30 days’ notice;
(viii)    Contracts for the licensing, distribution (other than Contracts covered by Section 3.7(a)(xi), purchase, sale or servicing of the Sellers’ products and services;
(ix)    Contracts relating to any single or series of related capital expenditures by the Sellers pursuant to which a Seller has future financial obligations in excess of $250,000;
(x)    Contracts for (A) the sale of any of the business, properties or assets of the Business, in each case other than in the Ordinary Course of Business, (B) the grant to any Person of any preferential rights to purchase any of such properties or assets, or (C) the acquisition by the Sellers of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the Ordinary Course of Business);
(xi)    distributor, manufacturing, supply, development, sales representative, marketing or advertising Contracts, in each case excluding Contracts for Off-the-Shelf Software;
(xii)    Contracts that grant to any Person other than the Sellers any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any of the Business’s products or services, or (E) royalty, dividend or similar arrangement based on the revenues or profits of the Sellers;
(xiii)    Contracts for joint ventures, strategic alliances, partnerships or similar arrangements;
(xiv)    Contracts that purport to (A) limit, curtail or restrict the ability of the Sellers or any of their existing or future Affiliates to compete in any geographical area, market or line of business,

(B) restrict the Sellers or any of its existing or future Affiliates from selling products or delivering services, (C) restrict the Sellers or any of their existing or future Affiliates from hiring any Persons, or (D) otherwise restrict the Sellers or any of their existing or future Affiliates from engaging in any aspect of their business;
(xv)    Any collective bargaining agreement or other similar Contract with a labor union;
(xvi)    (A) Contracts for the employment of any individual on a full-time or part-time basis, or with any individual consultant or independent contractor (other than temporary service provider arrangements or Contracts) with annual base compensation in excess of $200,000 and that cannot be terminated upon less than 30 days’ notice, and (B) Contracts providing for retention, change in control, or other similar payments;
(xvii)    Any Contract with any Governmental Authority;
(xviii)    Any Contract providing for an expenditure by the one or more of the Sellers for the purchase, lease, disposal, surrender or sale of real property; and
(xix)    Any Contract pursuant to which any Seller is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by an officer, employee or shareholder of one or more of the Sellers.
(b)    Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Seller and to the Sellers’ Knowledge, of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Sellers are not in breach of or default under any Material Contract, nor, to the Knowledge of a Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred since the Reference Date that with the lapse of time or the giving of notice or both would constitute a breach or default by a Seller or any other party thereunder. No party to any of the Material Contracts has delivered to a Seller written notice of, and since the Reference Date, there has been no threat of, termination or cancellation with respect thereto, and the Sellers have not received written notice of, and, since the Reference Date, there has been no threat of, any significant dispute with respect to any Material Contract. The Sellers have made available to Buyer true and correct copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. The are no Contracts of the Sellers with respect to the Business that have expired by their terms but under which the parties to the Contract continue to operate in accordance with their terms.
(c)    The Sellers have made available to Buyer a true, complete and accurate copy of each written Material Contract and a true, complete and accurate description of each oral Material Contract, and none of the Material Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.
3.8    Certain Transactions.
(a)    Other than employment related Contracts covered by Section 3.7(a)(xvi) and employee benefits generally made available to all employees of the Sellers in the Ordinary Course of Business, there are no Contracts, understandings or transactions between the Sellers and any Related Party.

(b)    Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Sellers are not indebted, directly or indirectly, to any Related Party, other than in connection with (i) payroll expenses or advances of expenses incurred in the Ordinary Course of Business, (ii) employee benefits made generally available to all employees of the Sellers in the Ordinary Course of Business and (iii) employment related Contracts covered by Section 3.7(a)(xvi).
3.9    Real Property.
(a)    Except as set forth on Section 3.9(a) of the Disclosure Schedule, the Sellers do not own nor have ever owned, directly or indirectly, any real property in connection with the Business. Set forth on Section 3.9(a) of the Disclosure Schedule is the common address and legal description of each parcel of real property used in the Business and owned in fee simple by the Sellers in all jurisdictions (the “Owned Real Property”), together with the identity of the fee simple owner.
(b)    With respect to the Owned Real Property:
(i)    the Sellers own valid and existing fee simple title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens, and subject thereto, enjoys quiet and undisturbed possession thereunder;
(ii)    there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of occupancy of any portion of the Owned Real Property, and, other than Permitted Liens, there are no there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use of any portion of the Walden Facility; and
(iii)    there are no outstanding options or rights of first refusal to purchase the Owned Real Property, any portion thereof or interest therein.
(c)    The Owned Real Property constitutes all of the real property currently used or currently held for use in the conduct of the Business.
(d)    The Sellers have not received any written notice of any threatened or pending condemnation or threatened or pending taking of any of the Owned Real Property. The Sellers are not in violation in any material respect of any zoning, building or safety ordinance, regulation or requirement or other Legal Requirement applicable to the operation of the Owned Real Property, nor have the Sellers received written notice of any such violation with which it has not complied in all material respects.
3.10    Necessary Property. The Purchased Assets, the Assumed Liabilities and those Excluded Assets described on Section 3.9(a) of the Disclosure Schedule and Schedule 2.1(b) constitute all property (of any type, whether tangible or intangible) and property rights now used in or otherwise necessary for the conduct of the Business and business activities in the Field in the manner and to the extent presently conducted by the Sellers and their Affiliates, including, without limitation, the satisfaction of the Sellers’ obligations under the Assumed Liabilities, it being understood that none of the assets used in the Active Business Lines are necessary for the conduct of the Business and business activities in the Field in the manner and to the extent presently conducted by the Sellers. There exists no condition, restriction or reservation affecting the utility of the Purchased Assets or Assumed Liabilities which would prevent Buyer from utilizing the Purchased Assets or from enforcing rights with respect to the Purchased Assets or Assumed Liabilities, or any part thereof, after Closing to the same full extent that the Sellers might do so if the sale and transfer contemplated hereby did not take place, assuming, for this purpose no condition exists relating to Buyer’s utilization of the Purchased Assets or enforcement of rights with respect to the Purchased Assets or Assumed Liabilities that differ from those applicable to Sellers. All items of tangible personal property currently used in the conduct of the Business that, individually or in the aggregate, are material to the operation of the Business as currently conducted are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted). Section 3.10 of the Disclosure Schedule sets forth a true, correct and complete list of all leases of personal property (“Personal Property Leases”) material to the Business.
3.11    Financial Statements.
(a)    Section 3.11(a) of the Disclosure Schedule sets forth true, complete and correct copies of (i) the unaudited balance sheet of Spence as of December 31, 2018, and the related statement of income for the 12-month period then ended, (ii) the unaudited balance sheet of Spence as of June 30, 2019, and the related statement of income for the six-month period then ended ((i) and (ii), together, the “Spence Financial Statements”), (iii) the inventory of the Nicholson Steam Trap product line (“Nicholson Product Line”) as of December 31, 2018, and the related statement of income for the 12-month period then ended, and (iv) the inventory of the Nicholson Product Line as of June 30, 2019, and the related statement of income for the six-month period then ended ((iii) and (iv), together, the “Nicholson Financial Statements” and the Spence Financial Statements and the Nicholson Financial Statements, together, the “Financial Statements”).
(b)    The Financial Statements have been prepared in accordance with GAAP, except that the Financial Statements (i) do not contain all footnotes required by GAAP and other presentation items that may be required by GAAP for audited financial statements, (ii) do not reflect the amounts related to purchase accounting arising from any prior acquisition of the Business, (iii) reflect costs directly attributable to operating the Business, (iv) do not reflect the push-down of costs, assets or liabilities that might be required in preparing carve-out financial statements, (v) reflect the Business as being part of the Sellers (as opposed to a stand-alone basis) from a Tax accounting perspective, (vi) do not reflect obligations with respect to capital leases of Sellers, (vii) are subject to normal year-end adjustments, and (vii) the Nicholson Financial Statements were prepared in accordance with the methodologies described on Section 3.11(b) of the Disclosure Schedules. The Financial Statements have been prepared from and are consistent in all material respects with the books and records of the Business, the Spence Financial Statements fairly present in all material respects the financial condition of Spence, and the Financial Statements fairly present in all material respects the operating results of the Business as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.
(c)    Except as identified in Section 3.11(c) of the Disclosure Schedule, neither the Sellers nor the Business has any Indebtedness or any liabilities or obligations, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, other than (i) those specifically reflected in or fully reserved for against in the Financial Statements and in the amounts reflected therein, (ii) obligations for performance (but not for breach) under Contracts entered into in the Ordinary Course of Business; and (iii) the other obligations and liabilities specifically disclosed on Section 3.11(c) of the Disclosure Schedule.
(d)    All of the Inventory included in the Purchased Assets consists of goods usable or saleable in the Sellers’ Ordinary Course of Business, after deducting any applicable reserve for obsolete or unsalable amounts, and is calculated in accordance with GAAP.
(e)    The Business has a backlog of firm orders for the sale of its products and services as set forth in Section 3.11(e) of the Disclosure Schedule. None of such orders has been cancelled or materially reduced and each of such orders is at a price and on terms consistent with the Sellers’ Ordinary Course of Business.

3.12    Absence of Changes. Since the date of the Recent Balance Sheet and through the date hereof, no Material Adverse Effect has occurred. Except for the negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the undertaking of the process that resulted in the execution and delivery of this Agreement and the Ancillary Agreements, since the date of the Recent Balance Sheet, the Business has been operated in the Ordinary Course of Business.
3.13    Employees and Consultants; Compensation.
(a)    Set forth on Section 3.13(a) of the Disclosure Schedule is a complete list of, with respect to the Business, (i) all employees (active or other) of the Sellers employed in the United States, (ii) all employees (active or other) of the Sellers employed outside of the United States, (iii) all current paid independent contractors engaged by the Sellers, and (iv) all Persons performing services for the Sellers on an unpaid basis, together, in each case, with his, her or its (as applicable) (A) current rate of compensation (if any), (B) incentive or bonus payment opportunity, (C) date of hire, (D) title and/or job description, (E) part-time or full-time status, (F) accrued and unused vacation and sick days, (G) if on leave, status of such leave (including, to the extent permitted by applicable law, reason for leave and expected return date), (H) location of employment and (I) if a consultant, any agreement containing the terms on which each such consultant is engaged. There are no retirees or terminated employees of the Business for which the Sellers have any benefits responsibility or other continuing or contingent obligation.
(b)    The Sellers are not indebted to any of its employees or consultants involved in the Business except for amounts due as normal salaries, wages, consulting fees, employee benefits and bonuses and in reimbursement of ordinary expenses on a basis consistent with past practices. No officer, director, employee, consultant, or independent contractor involved in the Business is indebted to the Sellers except for advances for ordinary business expenses in the Ordinary Course of Business.
(c)    To the Knowledge of the Sellers, none of the employees or independent contractors of the Business has indicated to the Sellers that he, she or it intends to resign, retire or terminate his, her or its engagement with the Sellers as a result of the transactions contemplated in this Agreement or otherwise.
(d)    All payments to agents, consultants and others made by the Sellers or in connection with the Business have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations.
(e)    No offer of employment or engagement in connection with the Business has been made by the Sellers that has not yet been accepted for which the consideration period remains open or that has been accepted but where the employment or engagement has not yet started.
(f)    All Contracts for employment between the Business and its employees are terminable at any time on three months’ notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Legal Requirements.
(g)    Every employee of the Business who requires authorization from a Governmental Authority to work in such employee’s place of work has the necessary authorization, immigration documentation or other necessary permission. The Business is in compliance in all material respects with all Legal Requirements of the United States regarding immigration, work authorization, the use of E-Verify or similar work-authorization verification systems, and/or employment of non-citizen workers. With respect to the

Business, there is no pending or, to the Knowledge of the Sellers, threatened investigation by any branch or department of the U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws.
(h)    The Business is currently and since the Reference Date, has been in compliance in all material respects with its obligations under the Worker Adjustment and Retraining Notification Act and similar applicable Legal Requirements regarding plant closings and mass layoffs (collectively, “WARN”).
(i)    The Business does not have any obligation to indemnify any Person for violation of any applicable employment Legal Requirements or for the violation of any restrictive covenant, except pursuant to directors’ and officers’ insurance policy or other insurance coverage or under applicable Legal Requirements. To the Knowledge of the Sellers, none of the Business’s employees is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar contracts in conflict with the present business activities of the Business. Since the Reference Date, the Business has not received written notice from any third party that any Person currently or formerly employed by the Business (i) has violated any of the terms or conditions of any employment, non-competition, non-solicitation or non-disclosure agreement that such Person has entered with any third party, (ii) has disclosed or utilized any trade secret or proprietary information or documentation of any third party, or (iii) has interfered in the employment relationship between any third party and any of such third party’s present or former employees, in each case, with respect to which the Sellers reasonably expect to incur any material liability.
(j)    There is no pending or threatened Action against the Business (whether under Legal Requirements, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period; (c) improper deductions from earned wages; (d) vacation, sick time, parental leave, other time off or pay in lieu of vacation, sick time, parental leave or other time off, other than that earned in respect of the current fiscal year; or (e) any violation of any Legal Requirement relating to minimum wages, maximum hours of work, wage statements, frequency or method of wage payments, personnel related recordkeeping, payroll Tax withholdings, work performed on Sundays, meal breaks or any other rest period. All Persons performing work for the Business are, and since the Reference Date have been, classified properly as exempt or non-exempt under applicable Legal Requirements relating to regular wages and overtime compensation.
3.14    Labor Matters.
(a)    Except as set forth on Section 3.14(a) of the Disclosure Schedule, the Business is not nor has been a party, nor is, nor has been bound by, any collective bargaining, works council, union representation or similar agreement or arrangement.
(b)    Except as set forth on Schedule 3.14(b) of the Disclosure Schedule:
(i)    There is no labor strike, dispute, slowdown, picketing, hand-billing, refusal to cross picket lines, work stoppage or other similar labor unrest pending or, to the Knowledge of the Sellers, threatened against the Business, nor have any employees of the Business engaged in any such labor unrest in the preceding three years;
(ii)    No labor organization, as defined in the National Labor Relations Act of 1947, as amended (the “NLRA”), currently claims any right of representation concerning any of the employees of the Business;

(iii)    No collective bargaining agreement, neutrality agreement, contract or legally binding commitment to any trade union, employee group or labor organization (as defined in the NLRA) exists or is currently being negotiated and, to the Knowledge of the Sellers, no organizing effort is currently being made with respect to any of the employees of the Business;
(iv)    To the Sellers’ Knowledge, neither the Business nor any of its agents, representatives or employees is engaging in or has engaged in any unfair labor practice, as defined in the NLRA. Since the Reference Date, there has not been and there is not now pending or, to the Sellers’ Knowledge, threatened, any charge or complaint against the Business by the National Labor Relations Board, any state, local or non-U.S. labor or employment agency or any representative thereof, and the execution or consummation of this Agreement will not result in any such charge or complaint; and
(v)    There are no grievance or arbitration proceedings arising out of or under any collective bargaining agreement that is pending or, to the Knowledge of the Sellers, threatened, against the Business.
3.15    Employee Benefit Matters.
(a)    Section 3.15(a) of the Disclosure Schedule sets forth a true, complete and accurate list of each material CIRCOR Plan and each material Company Plan (the “Sellers’ Business Employee Plans”). True, correct, and complete copies of all documents evidencing the Sellers’ Business Employee Plans have been made available to Buyer, along with any amendments.
(b)    Each Sellers’ Business Employee Plan has been operated and maintained in compliance with all Legal Requirements in all material respects. Each Sellers’ Business Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service on which it may rely, and nothing has occurred which could result in the loss of such exemption or qualification.
(c)    Except with respect to the Fund, none of the Sellers nor any ERISA Affiliates have made or had an obligation to make any contributions to any multiemployer plan with respect to employees in the Business (as defined in Section 3(37) of ERISA, a “Multiemployer Plan”)), and except as set forth in Section 3.15(c) of the Disclosure Schedule, to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA. With respect to the Fund: (A) to the Knowledge of the Sellers, the Fund (I) is not in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (II) is not in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA), or (III) has not requested or been granted by the Internal Revenue Service any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code; or (B) none of the Sellers nor any ERISA Affiliates has received, and, to the Knowledge of the Sellers, no conditions or circumstances exist that could reasonably be expected to result in, a notice of endangered or critical status pursuant to Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA in respect of the Fund. There are no withdrawal liability payment obligations owed to the Fund by the Sellers or any ERISA Affiliate as of the date hereof, nor has any Seller or any ERISA Affiliate engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA with respect to the Fund.
(d)    The Business does not have any liability or obligation to provide life, medical or other welfare benefits to former or retired employees other than for (i) coverage mandated by applicable law, (ii) benefits the full cost of which is borne by the former or retired employee (or his or her beneficiary), (iii) benefits through the end of the month of termination of employment or service, (iv) death benefits attributable to deaths occurring at or prior to termination of employment or service, (v) disability benefits attributable to disabilities occurring at or prior to termination of employment or service and (vi) conversion rights.
(e)    There is no pending or, to the Knowledge of the Sellers, threatened, Action against or involving any Sellers’ Business Employee Plan or Applicable Multiemployer Plan other than routine claims for benefits, nor, to the Knowledge of the Sellers, is there a reasonable basis for any such Action. Full payment has been made of all amounts due under each of the Sellers’ Business Employee Plans and the Applicable Multiemployer Plan and to each person employed or formerly employed by the Business that are required under the terms of the Sellers’ Business Employee Plans and the Applicable Multiemployer Plan, and all obligations regarding the Sellers’ Business Employee Plan or Applicable Multiemployer Plan required to be satisfied prior to the date hereof have been satisfied.
(f)    Each Sellers’ Business Employee Plan covering individuals who are or were employed by the Business that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and other authoritative and binding guidance thereunder, and has been in documentary compliance with Section 409A of the Code and other authoritative and binding guidance thereunder. The Sellers and each applicable Sellers’ Business Employee Plan have made an offer of affordable minimum essential coverage to the employees of the Business in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and the Sellers are not otherwise liable or responsible for any assessment payment, Taxes or other penalties under Section 4980H of the code or otherwise under the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”). The Business does not have any (i) liability for withholding Taxes or penalties due under Code Section 409A, 4999 or 4980H or (ii) indemnity obligation for any Taxes imposed under Code Sections 409A, 4999 or 4980H.
(g)    Except as set forth on Section 3.15(g) of the Disclosure Schedule, the consummation of the transaction contemplated by this Agreement (either alone or in connection with any other event, including termination of employment) will not, (i) entitle any current or former employee or other service provider of the Business to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee or service provider of the Business; or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.
3.16    Discrimination and Occupational Safety and Health.
(a)    There is no pending or, to the Knowledge of the Sellers, threatened Action against the Business arising out of any Legal Requirements relating to discrimination in employment (or in relation to job applicants), employment practices (including wrongful termination), family leave, employee privacy, unemployment insurance, mass layoffs or plant closings, disability or pregnancy accommodation, workers’ compensation or occupational safety and health standards.
(b)    The Business has not received any written notice from any Governmental Authority alleging a violation of occupational safety or health standards.
(c)    There are no outstanding assessments, penalties, fines, Liens, charges, surcharges or other amounts due and owing pursuant to any applicable workers’ compensation legislation and the Business has not received any notice of a citation, penalty, or assessment from any Governmental Authority with responsibility for workers’ compensation.

(d)    There have been no fatal or critical accidents that could lead to charges under the Occupational Safety and Health Act or similar Legal Requirements, and there have never been any workers compensation claims against the Business relating to the use or existence of asbestos in any of the products, the manufacturing process or workplace setting of the Business.
3.17    Tax Returns and Payments.
(a)    Each Seller has filed, or caused to be filed, on a timely basis, all material Tax Returns with respect to the Business and the Purchased Assets required to be filed, and such Tax Returns are true, correct and complete in all material respects.
(b)    All material Taxes due and owing by each Seller with respect to the Business and the Purchased Assets (whether or not reflected on any Tax Return) have been timely and fully paid.
(c)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any of the Purchased Assets.
(d)    With respect to the Business and the Purchased Assets, no federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Seller and no Seller has received from any Governmental Authority (including jurisdictions where any Seller has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Seller.
(e)    With respect to the Business and the Purchased Assets, no Seller has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)    With respect to the Business and the Purchased Assets, each Seller has complied, in all material respects, with all applicable Legal Requirements, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions of state, local or non-U.S. Legal Requirements) and has duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Legal Requirements.
(g)    None of the Assumed Liabilities is an obligation under any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement (other than any such agreement or arrangement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes) with respect to the Business and the Purchased Assets.
(h)    No Seller has any liability for the Taxes of any Person under applicable Legal Requirements, as a transferee or successor, by Contract or otherwise.
(i)    None of the Purchased Assets is an interest in any joint venture, partnership or other arrangement or Contract that could be treated as a fiscally transparent entity for income Tax purposes.
(j)    No claim has ever been made by a Governmental Authority in a jurisdiction where a Seller does not file Tax Returns with respect to the Business and the Purchased Assets that such Seller is or may be subject to Tax by that jurisdiction.
3.18    Insurance.

(a)    Section 3.17 of the Disclosure Schedule contains a complete and correct list of all insurance policies of the Sellers currently in effect that relate to the Business, the Walden Facility, or the Purchased Assets. Except as set forth on Section 3.17(a) of the Disclosure Schedule, there are currently no claims pending against the Sellers under such insurance policies and all premiums due and payable with respect to such insurance policies have been paid to date. The Sellers have not received any threat of termination of any such insurance policies.
(b)    There is at least $8 million in available and unimpaired primary insurance policy limits issued to the Business providing coverage for asbestos bodily injury claims.
3.19    Privacy and Security. The collection, use, storage, processing, and dissemination of any and all Protected Data by the Sellers is in compliance in all material respects with all applicable Legal Requirements, all applicable policies and procedures of the Sellers, and all Contracts between a Seller and any third party. The Sellers have established and are in compliance in all material respects with all policies and procedures regarding data privacy and information security required under applicable Legal Requirements, including reasonable and appropriate  administrative, technical and physical safeguards designed to: (i) safeguard the security, confidentiality, and integrity of Business Systems and Protected Data; and (ii) prevent any unauthorized access to or use, modification, or denial of use of the Business Systems or Protected Data. Since the Reference Date, the Sellers have not suffered a security breach or any other incident involving the unauthorized access, use, modification, or denial of use, with respect to any Protected Data. To Sellers’ Knowledge, since the Reference Date, no material breach or violation of any policy or procedure described above has occurred. The Sellers have not notified, or been required by applicable Legal Requirements to notify, any Person of any information security breach or other incident involving any Personal Data since the Reference Date. Since the Reference Date, the Sellers have not been a party to or the subject of any Action that alleges a violation of any Legal Requirements with respect to Protected Data, and the Sellers have not received any written notice of any claims, investigations, or alleged violations of any such Legal Requirements. The transfer of any Protected Data in connection with the transactions contemplated by this Agreement will not violate any applicable Legal Requirements, any applicable policies or procedures of the Sellers, or any Contracts between a Seller and any third party related to such Protected Data.
3.20    Compliance with Law and Regulations; Permits.
(a)    Since the Reference Date, the Business has been and is in compliance in all material respects with all Legal Requirements applicable to the Business and the Purchased Assets. Since the Reference Date, the Sellers have not received written notice of any violation of any Legal Requirement applicable to the Business or the Purchased Assets. Since the Reference Date, the Sellers have not entered into or been subject to any order with respect to any aspect of the Business or the Purchased Assets or received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect thereto. Since the Reference Date, the Sellers have not received any written notice alleging such a default, breach or violation.
(b)    The Sellers have all material Permits required by any Legal Requirement or any Governmental Authority for the conduct of the Business as currently conducted and each such Permit is in full force and effect and no suspension or cancellation of any such Permit has been or is being threatened, and the Sellers are in compliance in all material respects with the material terms and requirements thereof, and no event has occurred since the Reference Date that, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation of any terms, condition or provision of any such Permit.

3.21    Suppliers.
(a)    Section 3.21(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top ten suppliers for materials, products or services of the Business based on the amount spent by the Sellers with such suppliers for the 12-month period ended December 31, 2018 (the “Top Suppliers”).
(b)    The Sellers have not received any written notice to the effect that any such Top Supplier will, intends to, or is considering terminating, cancelling, discontinuing, reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Sellers, and there are no outstanding or threatened disputes since the Reference Date with any such Top Supplier. The Sellers have not received any written notice from any such Top Supplier is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.22    Customers.
(a)    Section 3.22(a) of the Disclosure Schedule sets forth a true, correct and complete list of the top ten customers of the Business based on the revenue the Sellers derived from such customers for the 12-month period ended December 31, 2018 (the “Top Customers”).
(b)    The Sellers have not received any written notice to the effect that any such Top Customer will, intends to, or is considering terminating, cancelling, discontinuing, materially reducing, changing the terms (whether related to payment, price or otherwise) of, or otherwise adversely modifying its direct or indirect business with the Sellers, and there are no outstanding or threatened disputes since the Reference Date with such Top Customers. The Sellers have not received any written notice from, and has no reasonable basis to believe that, any such Top Customer is or will be the subject of any voluntary or involuntary bankruptcy, insolvency or other similar proceeding.
3.23    Brokers and Finders. No Person has acted, directly or indirectly, as a broker or finder for the Sellers in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
3.24    Environmental Matters.
(a)    The Sellers with respect to the Business are, and have been, in compliance in all material respects, with all applicable Environmental Laws and Environmental Permits.  The Sellers have all Environmental Permits required for the operation of the Business as currently conducted.
(b)    All current and previous conditions on the Environmental Property and uses of the Environmental Property by a Seller and the Business, and all current and previous ownership and operation of the Environmental Property by a Seller and the Business (including without limitation transportation and disposal of Hazardous Materials by or for the Business) have not caused and will not cause material liabilities to be incurred by the Sellers, Buyer, or the Business under applicable Environmental Law.
(c)    The Sellers have received no written notice of any material claim, investigation, suit, prosecution, fine, penalty, hearing or proceeding by any Person, including without limitation, a judicial, administrative or civil proceeding instigated by a Governmental Authority, alleging violation of or liabilities pursuant to Environmental Law (“Environmental Claim”) including the terms of any Environmental Permit, pending or threatened against the Business, and to Sellers’ Knowledge, there have been no conditions or circumstances that would reasonably be expected to give rise to a material Environmental Claim against the Sellers or the Business.

(d)    The Sellers with respect to the Business have not caused any material spill, discharge, emission, disposal, or Release of Hazardous Materials, except in accordance with applicable Environmental Law.
(e)    The Sellers with respect to the Business have provided no indemnification obligation for any Person including a predecessor, buyer, seller, landlord, or tenant, with respect to any liabilities pursuant to any Environmental Law for which the Sellers may incur liability.
(f)    There are, and have been, none of the following conditions which may create a material liability: (i) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in or beneath the Owned Real Property, (ii) underground storage tanks on or beneath the Owned Real Property, (iii) landfills, surface impoundments or disposal areas on or beneath the Owned Real Property, (iv) water intrusion that could lead to the formation of microbial matter on, in or beneath the Owned Real Property, or (v) adverse soil or groundwater conditions on, in or beneath the Owned Real Property.
(g)    There is not now nor has there been exposure or resulting consequences to any persons, including, without limitation, employees of the Sellers, to any Hazardous Materials present, stored, treated, generated, Released, or handled in connection with the Business, or in a product sold, distributed or disposed of by the Sellers with respect to the Business which could create a material liability.
3.25    Product and Service Warranties.
(a)    Set forth on Section 3.24(g) of the Disclosure Schedule are the standard forms of product and service warranties and guarantees offered by the Sellers for the Business, and all other outstanding product and service warranties and guarantees are included in the written contracts of the Business of the type disclosed on Section 3.8(a) of the Disclosure Schedule. No oral product or service warranties or guarantees have been made by the Sellers with respect to the Business. Except as set forth on Section 3.24(g) of the Disclosure Schedule, no product or service warranty or similar claims have been made against the Business. All products manufactured, assembled, sold, distributed, researched, developed, designed, marketed, advertised, promoted, imported, exported, tested, sampled, used or commercialized as part of or related to the Business have complied in all material respects with all express contractual warranties set forth in the applicable terms and conditions related to such products or, if applicable, with all applicable warranties related thereto. No Person (including, but not limited to, any Governmental Authority of any kind) has any valid claim against the Business for any product or service warranty, indemnity or similar liability or under any Legal Requirements relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials, and no such claim, action or proceeding is currently pending or threatened, against the Business.
(b)    No product manufactured, sold, leased or delivered by the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.
3.26    Product Liability and Similar Claims.
(a)    Except as described on Section 3.26 of the Disclosure Schedule, since the Reference Date, the Business has not received written notice of any claim or allegation of, and the Business has not been a party or subject to any action or order relating to bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Business or its employees. Except as set forth on Section 3.26 of the Disclosure Schedule, there are no pending product liability claims or similar claims, including, without limitation, alleged defect in design, manufacture, materials or workmanship of any product or any alleged failure to warn, or any alleged breach of implied warranties or representations with respect to any such product or involving the Business and there have never been any such claims against the Business relating to the violation of Environmental Laws with respect to any of the products, manufacturing process or workplace setting of the Business. Section 3.26 of the Disclosure Schedule accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim.
(b)    No person affiliated with or on behalf of the Business has been required to file any notification or other report or provide information to any Governmental Authority or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put into commerce in connection with the Business, and there exist no grounds for recall of any such products. Since the Reference Date, there has not been any recall conducted, ordered or contemplated with respect to any product manufactured, assembled, sold, distributed, researched, developed, designed, marketed, advertised, promoted, imported, exported, tested, samples, used or commercialized by or as part of the Business.
SECTION 4
REPRESENTATIONS AND WARRANTES REGARDING BUYER
Buyer hereby represents and warrants to the Sellers that the statements in this Section 4 are true and correct as of the date of this Agreement:
4.1    Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to carry on its business as it is now being conducted in all material respects, and is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.2    Authority for Agreement; No Conflict.
(a)    Buyer has all necessary power and authority to execute and deliver this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each Ancillary Agreement, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other proceedings on the part of Buyer are necessary to authorize this Agreement, each Ancillary Agreement or to consummate the transactions so contemplated.
(b)    This Agreement and the Ancillary Agreements have been and each instrument required hereby or thereby to be delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar Legal Requirements of general application affecting the rights and remedies of creditors, and to general equity principles.
(c)    The execution and delivery by Buyer of this Agreement or the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under any provision of, or cause the creation of any Lien under, any provision of (i) Buyer’s Organizational Documents; (ii) any material Contract to which Buyer is a party, or (iii) any Legal Requirements applicable to Buyer, except any such conflicts, violations, defaults, rights or Liens that would not reasonably be expected to have a material adverse effect on Buyer or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.
4.3    Consent of Governmental Authority. Assuming the accuracy of the representations made by the Sellers in Section 3, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution, performance and delivery of this Agreement or any Ancillary Agreement or for the consummation by the Sellers of the transactions contemplated hereby and thereby.
4.4    Brokers and Finders. No Person has acted, directly or indirectly, as a broker or finder for Buyer nor any of its Affiliates in connection with the transactions contemplated by this Agreement and no Person will be entitled to any fee or commission or like payment in respect thereof.
4.5    Litigation, etc. As of the date of this Agreement, no Action is pending or, to Buyer’s Knowledge, threatened against such party before any arbitrator or court or other Governmental Authority that (a) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith, or (b) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
4.6    Financing; Solvency.
(a)    Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer or any of its Affiliates obtain financing for or related to any of the transactions contemplated hereby. Buyer has, and will have available at the Closing, the funds necessary to (i) make the payments required hereunder; (ii) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement; and (iii) satisfy all other payment obligations at the Closing that may arise in connection with, or may be required in order to consummate, the transactions contemplated by this Agreement.
(b)    Buyer is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. As of the Closing, after giving effect to all of the transactions contemplated by this Agreement, Buyer will be Solvent. For purposes of this Section 4.6, “Solvent” shall mean that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will have, as of such date, adequate capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as its indebtedness matures. For purposes of the foregoing definition only, “indebtedness” shall mean a liability in connection with another Person’s (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
SECTION 5
COVENANTS
For purposes of this Section 5 and the defined terms used herein, “Sellers” shall mean Spence, Leslie, and CIRCOR, together, and each, individually, shall be referred to referred to as a “Seller.”
5.1    Public Disclosure; Communications. Except as permitted pursuant to this Agreement, none of Buyer or the Sellers shall make, or permit any of their respective Affiliates or Representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, each of the parties hereto and their Affiliates may make public announcements required by applicable Legal Requirements or applicable stock exchange regulation following reasonable advance notice and the opportunity for the other parties hereto to review and comment on such announcements.
5.2    Cooperation; Further Actions. Following the Closing, the parties hereto shall use all reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another party hereto, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the entire ownership of the Business and intended related benefits of the Business).
5.3    Cooperation with Union. The Sellers shall cooperate in good faith with Buyer to seek the consent of the Union, in substantially the form attached as Exhibit E (the “Memorandum of Understanding”), to Buyer’s assumption of the CBA on the same terms and conditions as in effect with respect to Spence as of the date hereof, or such other terms and conditions mutually agreed between the Union and Buyer in its sole discretion, it being understood that neither consent of the Union nor the Union’s execution of the Memorandum of Understanding are conditions to the Closing. Without limiting the scope of the foregoing, following the Closing, the Sellers shall promptly advise Buyer of the receipt of any communication from the Union with respect to the transactions contemplated hereby.
5.4    Obligations with Respect to Employees.
(a)    Buyer will offer employment, at their same current level of seniority, to the Business employees set forth on Schedule 5.4 who remain active employees on the Closing Date on terms and conditions that are substantially similar in the aggregate to those provided to similarly situated employees of Buyer and its Affiliates in the business unit into which the Business will be incorporated following the Closing and in accordance with this Section 5.4; provided, however, that with respect to all employees covered by the CBA, such offer of employment shall comply with the terms of the CBA. Any such employee who is offered employment by Buyer and accepts such offer shall be hereinafter referred to as a “Transferred

Employee.” Those Business employees who are not Transferred Employees will not become employees of Buyer on the Closing Date. For the avoidance of doubt, Buyer will have no further obligations with respect to those Business employees who do not become Transferred Employees and the Sellers shall be solely responsible for any liabilities relating to, and for satisfying any notice requirements under WARN or any other Legal Requirement that are owed to, any such Business employees. Except as expressly set forth in this Agreement, Buyer will not assume or be obligated under any Contracts, commitments or undertakings between the Sellers and the Transferred Employees.
(b)    Subject to the terms of the Transition Services Agreement, Spence and Buyer agree as follows with respect to employee benefit matters relating to employees of Spence:
(i)    Medical Benefits. Spence will be responsible for all claims of its employees (including Transferred Employees) under Spence’s group health plan(s) for medical, dental and similar expenses incurred by such employees and their covered dependents prior to the Closing Date. All other costs for health care benefits incurred by the Transferred Employees on or after the Closing Date that are not described in the preceding two sentences will, subject to the terms of Buyer’s group health plan(s), be covered under such plan(s). A claim shall be deemed incurred when the medical or dental service relating the expense is provided, regardless of when the instance or condition giving rise to the medical or dental expense occurs. For any such expenses incurred due to a continuous hospitalization that commenced on or prior to the Closing Date, then the liability and cost thereof shall be apportioned between the Sellers and Buyer based upon the relative duration of such event preceding and following the Closing. Buyer agrees to recognize each Transferred Employee’s service with the Business for the purpose of determining eligibility under such group health plan(s). Buyer shall provide each Transferred Employee with credit for any co-payments and deductibles paid by the Transferred Employee and/or his or her dependents prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of Buyer and its Affiliates that such employees are eligible to participate in after the Closing.
(ii)    Workers’ Compensation. Spence currently sponsors a program (the “Workers’ Compensation Program”) that provides workers compensation benefits for claims of employees. Spence shall be responsible for all workers’ compensation claims by its employees (including Transferred Employees) arising from Workers’ Compensation Events before the Closing Date (other than as provided in the last sentence of this Section 5.4(b)(ii)). Buyer shall be responsible for all workers’ compensation claims by Transferred Employees arising from Workers’ Compensation Events on or after the Closing Date. A “Workers’ Compensation Event” is a claim by an employee for workers compensation benefits. If a workers’ compensation claim by a Transferred Employee arises from a Workers Compensation Event that both precedes and follows the Closing Date, then the liability and cost thereof shall be apportioned between Spence and Buyer based upon the relative duration of such Workers Compensation Event preceding and following the Closing Date, and such claims shall be administered solely by Buyer.
(iii)    Disability Payments. Spence will be responsible for all disability benefits (including medical benefits related thereto) relating to its employees (including Transferred Employees) who are determined to have been disabled prior to the Closing Date. All such benefits for Transferred Employees whose disabilities commence on or after the Closing Date will, subject to the terms of Buyer’s plan(s), be covered under such plan(s).
(iv)    Group Life Insurance, Travel and Accident Insurance and Accidental Death and Dismemberment Insurance Claims. Spence will be responsible for all claims of its employees

(including Transferred Employees) for claims or losses incurred by such employees or their beneficiaries prior to the Closing Date under any group life, travel and accident and accidental death and dismemberment insurance or similar programs in effect for such employees as of the Closing Date. All claims for losses incurred by Transferred Employees on or after the Closing Date will, subject to the terms of Buyer’s plan(s), be covered under such plan(s).
(v)    Retirement, Savings, Incentive and Bonus Plans. Spence will be responsible for the liabilities for benefits accrued under retirement and savings plans in which Spence’s employees participated prior to the Closing Date. Buyer will provide any retirement and/or savings benefits for Transferred Employees on or after the Closing Date in accordance with the terms of Buyer’s retirement and/or savings plans. Buyer agrees to recognize continuous service of Transferred Employees rendered to Spence prior to the Closing Date solely for purposes of determining vesting and eligibility for such Transferred Employees to receive benefits under any such retirement and/or savings plans on or after the Closing Date. Buyer agrees to cause one of its defined contribution tax-qualified plans (the “Buyer 401(k) Plan”) to accept rollovers of accounts and outstanding loans by Transferred Employees from the CIRCOR Plan that is a defined contribution tax-qualified plan (the “CIRCOR 401(k) Plan”); provided, however, that Buyer shall not be required to accept any assets or loans from the CIRCOR 401(k) Plan until the administrator of the Buyer 401(k) Plan has determined that the Buyer 401(k) Plan’s acceptance of such assets would constitute an “eligible rollover distribution” within the meaning of Section 402(c)(4) of the Code.
(vi)    Sales Incentive Plans. Buyer will assume and continue in effect the Employee Plans that are sales incentive plans and are set forth on Schedule 5.4(b)(vi) through December 31, 2019.
(vii)    Vacation Days, Personal Holidays and Sickness Days. Buyer shall assume and be responsible for all accrued and unused vacation days, personal holidays and/or sickness days with respect to Transferred Employees to the extent such amounts are accrued on the Closing Date Schedule as finally determined in accordance with Section 2.3(d).
(viii)    COBRA. Spence shall be responsible for the continuation of health plan coverage, in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, for any employee of Spence or the Business or qualified beneficiary under the Spence or the Business health plan who is already receiving COBRA benefits or who loses health coverage in connection with the transactions contemplated in this Agreement and is an “M&A qualified beneficiary” as described in the COBRA regulations.
(ix)    For purposes of determining severance and paid time off benefits, Transferred Employees shall receive service credit for service with Spence and its Affiliates.
(c)    Buyer and Spence agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the “Standard Procedure”). With respect to Transferred Employees, Spence shall, in accordance with Revenue Procedure 2004-53, retain all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 940, Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates including any state and local equivalents (collectively, the “Employee Withholding Documents”) with regard to wages paid through the Closing Date. Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages paid to Transferred Employees after the Closing

Date. Buyer and Spence shall cooperate in good faith to the extent necessary to permit each party to comply with the Standard Procedure.
(d)    This foregoing provisions of this Section 5.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in the foregoing provisions of Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any employee or any other Person to any continued employment with Buyer, Spence or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
(e)    ERISA Section 4204.
(i)    The parties acknowledge that the sale reflected in this Agreement is a bona fide, arm's length sale of assets and that Buyer is unrelated to the Sellers within the meaning of Section 4204 of ERISA, that the transactions contemplated by this Agreement are intended to satisfy the requirements of Section 4204 of ERISA, and the provisions set forth herein shall be construed in a manner that is consistent with that intent. Buyer agrees that on and after the Closing Date, Buyer shall have an obligation to contribute to I.A.M. and A. Labor Management Pension Fund (the “Fund”) under the terms of the CBA with respect to its represented employees employed in the Business for substantially the same number of contribution base units (“CBUs”) as Spence had prior to the Closing Date. Buyer agrees that the determination of the number of CBUs and the duration of the obligation to maintain such CBUs shall be made in accordance with Section 4204 of ERISA. Unless exempt under applicable law, or unless a variance is granted by the Fund, during the period commencing on the first day of the first plan year beginning after the Closing Date and ending on the expiration of the fifth such plan year, Buyer shall provide to the Fund a bond or an amount held in escrow by a bank or similar financial institution satisfactory to the Fund in an amount and manner meeting the requirements of Section 4204 of ERISA. Buyer and the Sellers will reasonably cooperate and exchange such information as may be reasonably necessary to timely seek variances, and the Sellers shall reimburse Buyer for one-half (50%) of the cost of such application(s) for variance and one-half (50%) of the cost of any bond or escrow that may be required hereunder. The parties agree that if Buyer withdraws from the Fund in a complete or partial withdrawal, during the first five plan years commencing with the first plan year beginning after the Closing Date, then Buyer shall pay the Fund any and all withdrawal liability on account of such withdrawal when due. Spence acknowledges that if Buyer does not pay the withdrawal liability that may become due under this provision, Spence shall be secondarily liable to the Fund for any withdrawal liability that Buyer failed to pay, up to the amount of withdrawal liability Spence would have had to the Fund, but for Section 4204 of ERISA. Buyer acknowledges and agrees that upon such event, Buyer shall indemnify Spence pursuant to the indemnification provisions of this Agreement, subject to the provisions of Section 5.4(e)(ii).
(ii)    During the Withdrawal Liability Reimbursement Period, Buyer shall promptly notify Spence of any withdrawal notice to or action or inaction intended to effect a withdrawal from the Fund. To the extent any event occurs during the Withdrawal Liability Reimbursement Period that would result in a Buyer Withdrawal Payment, Spence shall, or shall cause its Affiliates to, within 30 days following written notice of the Buyer Withdrawal Payment, make payment to Buyer of an amount equal to 80% of such Buyer Withdrawal Payment. Regarding Buyer’s indemnification obligation pursuant to the last sentence of Section 5.4(e)(i), in the event the Buyer Withdrawal

Payment becomes due during the Withdrawal Liability Reimbursement Period, the portion of such indemnification obligation attributable to repayment of the Spence Statutory Withdrawal Liability Amount shall be reduced by 80% of such amount. For the avoidance of doubt, in the event the Buyer Withdrawal Payment becomes due after the Withdrawal Liability Reimbursement Period, the portion of Buyer’s indemnification obligation attributable to repayment of the Spence Statutory Withdrawal Liability Amount shall not be reduced whatsoever.
(iii)    For purposes of this Agreement:
(A)    “Buyer Withdrawal Payment” shall mean a payment by Buyer of withdrawal liability on account of any actions that constitute Buyer completely or partially withdrawing from the Fund.
(B)    “Spence Statutory Withdrawal Liability Amount” shall mean any Buyer Withdrawal Payment that Buyer failed to pay, up to the amount of withdrawal liability Spence would have had to the Fund, but for Section 4204 of ERISA.
(C)    “Withdrawal Liability Reimbursement Period” shall mean the period beginning on the day after the Closing Date and ending on the fourth anniversary thereof.
5.5    Non-Competition; Non-Solicitation.
(a)    During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, neither the Sellers nor any of their Affiliates will directly or indirectly own, manage, operate, control, engage in or participate in the ownership, management, operation or control of any Protected Business Line in the Territory; provided that nothing in this Agreement shall prohibit the Sellers or their Affiliates from (i) acquiring or holding shares of capital stock or a partnership or other equity interest in any Person that engages in a Protected Business Line in the Territory where such shares or interest represent no more than 10% of the outstanding voting power in such Person; (ii) acquiring (whether by merger, consolidation, stock or asset purchase or other similar transaction) all or substantially all of the business of any Person whose principal business is not a Protected Business Line but that engages in a Protected Business Line within the Territory, provided, however, within 15 months after its acquisition, the Sellers or their Affiliates shall use commercially reasonable efforts to sell that portion of the business of such Person that is then operating as a Protected Business Line within the Territory if such portion represents in excess of 10% such Person’s business; (iii) marketing or selling its own products or services that are not within a Protected Business Line; or (iv) owning or operating any Active Business Line.
(b)    For a period of three years following the date hereof, neither the Sellers nor any of their Affiliates will, (i) except in connection with owning or operating an Active Business Line, solicit or attempt to solicit Persons who are customers of the Business at the Closing to be customers of any Protected Business Line; (ii) hire any Transferred Employee, other than any Transferred Employee terminated by Buyer not for cause; (iii) solicit or induce, or attempt to solicit or induce, any Transferred Employee, consultant, adviser or independent contractor of the Business at the Closing to leave the employ of, or cease providing services to, Buyer or its Affiliates (except for any general solicitation through any general advertising medium not directed at any of the foregoing Persons); or (iv) except in connection with owning or operating an Active Business Line, solicit or induce, or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Business as of the Closing to cease doing business with Buyer or its Affiliates.
5.6    Use of Seller Names and Marks. Sellers hereby grant Buyer, solely for its use with respect to the Business, a royalty-free, non-assignable, license to use the trademarks, service marks, trade names, corporate names, brand names, logos and domain names used in connection with the Business but not included in the Purchased Assets (collectively, the “Retained Trademarks”): (i) to permit Buyer to market, advertise, and sell off existing inventory where the Retained Trademarks are, as of the Closing Date, affixed to existing products, product packaging, enclosed instruction manuals, and the like; and (ii) for a period of 12 months after the Closing Date (the “Trademark Transition Period”), to the extent necessary for Buyer to continue the Business following the Closing Date in the same manner as operated immediately before the Closing Date. Buyer’s use of the Retained Trademarks in a manner that does not substantially deviate from the manner used by Sellers before the Closing Date is hereby expressly approved by CIRCOR.
5.7    Insurance Matters.
(a)    Buyer acknowledges that the current and former insurance policies and insurance coverage maintained on behalf of the Sellers and the Business are part of the corporate insurance program maintained by the Sellers and their Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to Buyer for post-Closing occurrences or accidents~~,~~. Buyer shall be responsible for obtaining and maintaining insurance coverage for the Business upon Closing and none of the Sellers or any of their Affiliates shall have any liabilities or obligations with respect thereto. It is the intent of the parties, and the parties hereby agree, that general liability insurance coverage (including defense and indemnity) covering Spence (including its predecessors in interest) (the “Spence Policies”) under the Corporate Policies shall be partially assigned by Spence to Buyer to the extent that either or both any Seller and Buyer are subjected to any claims for pre-Closing accidents, exposures or occurrences, so that coverage for such matters is shared between Spence and Buyer.  Should it be determined that the sharing of insurance benefits under the Corporate Policies between Buyer and Spence is prohibited or not fully effective as described herein, this partial assignment shall be deemed not to have occurred, be void ab initio, and the Parties agree that such coverage shall be, and cooperate to ensure that such coverage is, afforded to Sellers only.
(b)    The Sellers and their Affiliates shall retain the exclusive right to control all of the Corporate Policies and the defense, benefits, and amounts available thereunder to any Person, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims the Sellers or Buyer or their respective Affiliates have made or could make in the future.  It is further understood and agreed that the Sellers may take any such actions (or fail to act) without any liability or obligation to Buyer or any of its Affiliates; provided, however, Sellers shall consult with and obtain consent from Buyer, such consent not to be unreasonably withheld, prior to amending, modifying, waiving, commuting or buying back coverage afforded to the Business for pre-Closing occurrences.
(c)    Following the Closing, Buyer and its Affiliates shall reasonably cooperate with Sellers, at Sellers’ written request and sole expense, to maximize the availability of insurance coverage under any past or present insurance policies of Sellers, pre-Closing accidents or occurrences that may be covered thereunder.  Any and all costs of Buyer or its Affiliates to take insurance recovery efforts that are directed by Sellers, or that are incurred by Buyer and its Affiliates in defense of an action filed by an insurer regarding coverage for pre-Closing occurrences or accidents, shall be borne by Sellers.  Sellers shall have the right to defend any such action at their option..
5.8    Deferred Assets and Liabilities.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if the transfer, assignment, conveyance or delivery of any asset, contract or permit contemplated by this Agreement or any right, claim, benefit or liability arising thereunder or resulting therefrom is prohibited by any applicable Legal Requirements or would require any consent or approval of any Governmental Authority or other Person (collectively, the “Deferred Assets”), then, subject to Section 5.9(b), such Deferred Assets shall not be transferred, assigned, conveyed or delivered unless and until such transfer, assignment, conveyance or delivery is, as applicable, permitted by applicable Legal Requirements or any required consent or approval is given or obtained. The failure to transfer, assign, convey or deliver any Deferred Asset shall not (in and of itself) constitute a breach, misrepresentation or violation or non-performance of any agreement, covenant, obligation, representation or warranty under this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Sellers or any of their Affiliates be required to pay any amounts, incur any expenses or liabilities or offer or grant any accommodations to any third party in connection with the receipt of a consent or approval for the transfer, assignment, conveyance or delivery of any Deferred Assets; provided, if any such consent or approval is required of a Governmental Authority, any costs incurred or amounts paid or payable in connection with such consent or approval shall be borne by Spence.
(b)    If any consent or approval is required to transfer, assign, convey or deliver any Deferred Asset, then from and after the Closing until such time such consent or approval is obtained or given and to the extent permitted by applicable Legal Requirements, (i) the Sellers shall provide Buyer and its Affiliates the maximum allowable use of such Deferred Assets (which shall include, at a minimum, the economic benefits of such Deferred Assets), including by establishing an agency type or similar arrangement reasonably satisfactory to Buyer under which Buyer or its designated Affiliates would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement), and (ii) the Sellers shall (and shall cause their Affiliates to) exercise, enforce and exploit, only at the direction of and for the benefit of Buyer any and all claims, rights and benefits of the Sellers arising in connection with such Deferred Asset and (iii) Buyer shall be entitled to a reduction in Purchase Price that shall be included in Buyer’s proposed calculation of the Final Adjusted Purchase Price included in the Closing Date Schedule and paid in accordance with Section 2.3(d) for the fair value of any Deferred Assets for which the Sellers are unable to transfer to the extent the Sellers have not provided Buyer and its Affiliates the maximum allowable use of such Deferred Assets pursuant to clause (i). During such period, (x) the Sellers will promptly pay, assign and remit to Buyer when received, all monies relating to the period after the Closing received by the Sellers to the extent arising out of any Deferred Asset, and (y) Buyer shall promptly indemnify and pay, perform and discharge when due any liability or obligation arising with respect to any Deferred Assets after the Closing.
5.9    Accounts Receivable; Receipts and Disbursements.
(a)    In the event that Buyer receives any payments subsequent to the Closing Date relating to any accounts receivable of a Seller not included in the Purchased Assets, such payment will be the property of, and will be immediately forwarded and remitted to such Seller as hereinafter provided.  After the Closing Date, Buyer will pay to Sellers as soon as practical all such amounts received after the Closing Date by Buyer with respect to accounts receivable of a Seller.
(b)    In the event that a Seller receives any payments subsequent to the Closing Date relating to any accounts receivable included in the Purchased Assets or any other amount due to Buyer that is attributable to or arises out of the period on or subsequent to the Closing Date, such payment will be the property of, and will be immediately forwarded and remitted to Buyer as hereinafter provided.  After the Closing Date, the Sellers will pay to Buyer as soon as practical all amounts received after the Closing Date by Sellers with respect to accounts receivable of Buyer.

5.10    CELTRON. From and after the Closing, Sellers will use commercially reasonable efforts to correct the chain of title for U.S. Trademark Registration No. 883,648 for CELTRON to remove the security interest to IBJ Schroder Bank & Trust Company and George R. Sievers recorded against this Registration at Reel/Frame 0635/0236 in the assignment records of the U.S.  Patent and Trademark Office and Sellers shall bear the reasonable fees and expenses incurred in connection therewith up to a maximum of $50,000, from and after which time Buyer shall bear all expenses solely and no Seller nor any of their Affiliates shall be required to incur any additional expense in connection therewith.
SECTION 6
CLOSING DELIVERIES
6.1    Closing Deliveries of Sellers. At or prior to the Closing, the Sellers shall deliver, or caused to be delivered, to Buyer the following:
(a)    the Transition Services Agreement, duly executed and delivered by CIRCOR;
(b)    each other Ancillary Agreement, duly executed and delivered by the Sellers (if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);
(c)    a certificate of the secretary or other officer of each Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to the actions taken by the board of directors of such Seller to authorize this Agreement and each Ancillary Agreement to which the Seller may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate;
(d)    the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to Section 2.3(b);
(e)    evidence of release of Liens, other than Permitted Liens, including release of the security interests of Deutsche Bank;
(f)    the employment agreements and non-competition agreements for key employees set forth on Schedule 6.1(f);
(g)    third-party supply agreement with CIRCOR Flow Technologies India Pvt. Ltd., in form and substance reasonably satisfactory to Buyer;
(h)    memorialization of key design elements, manufacturing techniques, and other critical pieces of know-how reasonably requested by Buyer and needed to operate the Business;
(i)    the lease substantially in the form of Exhibit D hereto (the “Lease”), with respect to the Walden Facility, duly executed and delivered by Spence as fee owner of the Walden Facility;
(j)    non-disturbance agreements, each in form and substance reasonably satisfactory to Buyer, duly executed by any parties holding recorded mortgages, deeds of trust, ground leases, or superior liens or rights to the Walden Facility;
(k)    a Bill of Sale, in form and substance reasonably satisfactory to Buyer;
(l)    an Assignment and Assumption Agreement, in form and substance reasonably satisfactory to Buyer and duly executed by Buyer and Sellers;

(m)    an Assignment of Intellectual Property, in form and substance reasonably satisfactory to Buyer and duly executed by Buyer and Sellers;
(n)    a guarantee agreement, in form and substance reasonably satisfactory to Buyer and duly executed by Buyer and Sellers, (“Guaranty”) attached hereto as Exhibit 6.1(n);
(o)    the Confirmatory Letter, in form and substance reasonably satisfactory to Buyer and duly executed by Buyer and Sellers;
(p)    each other Ancillary Agreement to which each Seller is a party, duly executed and delivered by such Seller; and
(q)    such other documents, instruments and agreements, including notarial and other deeds, as may be required by Legal Requirements or local custom, or reasonably requested by Buyer, for the purpose of consummating the transactions contemplated by his Agreement.
6.2    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Spence the following:
(a)    the Adjusted Purchase Price payable to it in accordance with Section 2.3;
(b)    the Transition Services Agreement, duly executed and delivered by Buyer;
(c)    the Lease, duly executed and delivered by Buyer or an Affiliate of Buyer; and
(d)    each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer.
6.3    Tax Deliveries of Sellers. Prior to the Closing Date, the Sellers shall deliver, or caused to be delivered, to Buyer the following:
(a)    a properly executed statement dated as of the Closing Date that complies with the requirements of Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2), executed by each Seller and in form and substance satisfactory to Buyer; and
(b)    a properly completed and executed IRS Form W-9 from each Seller.

SECTION 7
INDEMNIFICATION

7.1    Representations, Warranties and Covenants. All representations, warranties, covenants, and agreements of the Sellers and Buyer made in this Agreement, all Ancillary Agreements executed and delivered thereby in connection herewith, and all certificates delivered in connection therewith shall bind the parties’ successors and assigns (including, without limitation, any successor to the Sellers by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 7.2 below) and their respective successors , whether so expressed or not.

7.2    Survival Period. All of the representations and warranties of the Sellers and Buyer (other than the Fundamental Representations and the Statutory Representations) contained in this Agreement shall survive the Closing and continue in full force and effect until the date that is 24 months following the Closing Date; provided, however, the Fundamental Representations shall survive the Closing and continue in full force and effect until the longer of the sixth anniversary of the Closing Date and the expiration of all applicable statutes of limitations otherwise applicable to claims relating to the subject matter of such representations and warranties (including any extensions or tollings thereof) and the Statutory Representations shall survive the Closing and continue in full force and effect until thirty (30) days after the expiration of all applicable statutes of limitations otherwise applicable to claims relating to the subject matter of such representations and warranties (including any extensions or tollings thereof); provided further, in each case any written claim for breach of any representation or warranty contained in this Agreement made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration date and delivered to the party against whom indemnification is sought shall survive until finally resolved thereafter and, as to any such claim, such applicable expiration will not affect the rights to indemnification of the party making such claim. The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms or, if no term is applicable, until the expiration of the statute of limitation in respect of any such claim for the breach of such covenant; provided, however, any of the Sellers’ or Buyer’s covenants to be performed at or prior to the Closing shall terminate at Closing. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.2 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 7.2 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
7.3    Indemnification Provisions for Buyer’s Benefit.
(a)    Provided that Buyer makes a written claim for indemnification in accordance with this Section 7 within the applicable survival period set forth in Section 7.2, subject to the limitations set forth in this Section 7, Spence shall indemnify Buyer and Buyer’s directors, managers, officers, employees, affiliates, direct and indirect partners, equityholders, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any Damages of Buyer Indemnified Parties by reason of:
(i)    any breach by a Seller of the representations and warranties set forth in Section 3;
(ii)    any breach or nonfulfillment by any Seller of any covenant, obligation or other agreement of any Seller contained in this Agreement;
(iii)    Indebtedness of the Sellers or the Business immediately prior to Closing;
(iv)    Seller Transaction Expenses;
(v)    the ownership, use or possession of the Excluded Assets; or
(vi)    the Excluded Liabilities or the failure of the Sellers to pay or discharge or to have paid or discharged the same in full.
(b)    Notwithstanding the foregoing, for purposes of this Section 7,

(i)    other than in the event of fraud or with respect to a claim under Section 7.3(a)(i) by reason of the breach of a Fundamental Representation or Statutory Representation (the “Designated Matters”), no indemnification shall be due or payable by the Sellers and no claim will be made against it with respect to Damages incurred in connection with Section 7.3(a)(i) in excess of an aggregate amount of $17,600,000 (the “Standard Cap Amount”); provided, however, no indemnification shall be due or payable by the Sellers and no claim will be made against any Seller with respect to a claim under Section 7.3(a)(i) by reason of the breach of a Fundamental Representation or Statutory Representation, in excess of an aggregate amount equal to the Purchase Price (the “Fundamental Cap Amount” and the Fundamental Cap Amount and Standard Cap Amount, individually, a “Cap Amount”); and
(ii)    Other than with respect to a Designated Matter, the Sellers shall have no indemnification liability in respect of any Damages incurred in connection with Section 7.3(a)(i) until the aggregate amount of such Damages exceeds $880,000 (the “Deductible”), at which time the Sellers shall indemnify Buyer Indemnified Parties to the extent such Damages exceed the Deductible up to a maximum aggregate amount equal to the Cap Amount applicable to such claim as set forth in Section 7.3(b)(i).
7.4    Indemnification Provisions for Sellers’ Benefit; Limitations.
(a)    Subject to the provisions of this Section 7, from and after the Closing, Buyer agrees to indemnify and hold CIRCOR and its employees, directors, managers, officers, direct and indirect partners or equityholders, representatives, affiliates, successors and assigns (the “Seller Indemnified Parties”) harmless from and against, any Damages sustained or suffered by any Seller Indemnified Parties to the extent caused by or arising from (i) a breach of any representation or warranty made by Buyer in Section 4 of this Agreement, (ii) any breach or nonfulfillment by any Seller of any covenant, obligation or other agreement of any Seller contained in this Agreement, or (iii) the fraud of Buyer.
(b)    Notwithstanding anything provided in this Agreement to the contrary, no indemnification shall be payable by Buyer pursuant to Section 7.4(a) with respect to any claim asserted by a Seller Indemnified Party after the expiration of the survival period, if any, prescribed for such representation, warranty or covenant in Section 7.2 (except that any written claim made in good faith with reasonable specificity (to the extent known at such time) prior to such expiration date and delivered to Buyer shall survive thereafter until finally resolved and, as to any such claim, such applicable expiration will not affect the rights to indemnification of any Seller Indemnified Parties).
7.5    Tax Treatment of Indemnity Payments. The Sellers and Buyer agree to treat any indemnity payment made pursuant to this Section 7 as an adjustment to the Final Adjusted Purchase Price for all Tax purposes to the extent permitted by applicable Legal Requirements.
7.6    Matters Involving Third Parties.
(a)    If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Claim”) that gives rise to a claim for indemnification against an Indemnifying Party under this Section 7, then the Indemnified Party shall promptly, in a reasonable period of time after the claim is actually known by the Indemnified Party, notify the Indemnifying Party thereof in writing (a “Notice”); provided, however, failure to give such Notice shall not limit the right of an Indemnified Party to recover hereunder from any Indemnifying Party except to the extent that such Indemnifying Party is actually prejudiced as a result of such failure.

(b)    Without limiting any rights of any insurers, as between the Indemnified Party and the Indemnifying Party, in the case of any Third-Party Claims for which indemnification is sought, provided that the Indemnifying Party has within 15 days after receipt of the Notice from the Indemnified Party unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Indemnified Party with respect to such Third-Party Claim and to discharge in full any cost or expense arising out of such investigation, contest or settlement and using counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall be entitled at its cost and expense to (i) conduct and control any proceedings or negotiations with such third party, (ii) perform and control or direct the performance of any required activities, (iii) take all other steps to settle or defend any such claim (provided that the Indemnifying Party (y) shall not settle any such claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the settlement includes a complete release of the Indemnified Party with respect to the claim and no additional obligation, restriction or Damages shall be imposed on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder and (z) shall provide the Indemnified Party the opportunity to consult with the Indemnifying Party and advance written notice of any settlement of any claim with respect to any matter that would reasonably set a precedent that would materially interfere with, or have an material adverse impact on the business or financial condition of the Indemnified Party)), (iv) employ counsel to contest any such claim or liability, and (v) direct and control relevant insurance related matters; provided, the Indemnifying Party shall not have the right to assume control of such defense to the extent the claim for which the Indemnifying Party seeks to assume control: (A) seeks non‑monetary relief (except where non‑monetary relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, or (C) that, if unsuccessful, would (i) reasonably be expected to exceed the amount of indemnification available pursuant to this Agreement, or (ii) imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnifying Party shall, within 30 days after delivery of the Notice to Indemnifying Party (or sooner, if the nature of the Third-Party Claim so requires), notify the Indemnified Party of its intention as to the conduct and control of the defense of such claim; provided that the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel, including, without, limitation, preserving and providing all documents, records, and other materials that may be sought in discovery in such litigation, granting the Indemnifying Party and its counsel access to all such documents and records as may be reasonable necessary and appropriate for the purpose of such pursuit, contest, or defense, and making available to Indemnifying Party and its counsel personnel and employees (and to the extent possible, former personnel and employees) to review such documents and records, assist counsel in preparing and responding to discovery, and preparing for and testifying at deposition or trial, as may be reasonably requested and appropriate for the purpose of such pursuit, and the Sellers shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Buyer and its Representatives in complying with such obligations. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Party Claim with its own counsel at its own expense, unless separate representation is necessary to avoid an unwaivable conflict of interest, in which case such representation shall be selected by but at the expense of the Indemnifying Party. Until the Indemnified Party has received notice of the Indemnifying Party’s election whether to defend any claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, the Indemnified Party may defend against such claim (provided that the Indemnified Party may not settle such claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned, or delayed) and the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 7. Following the Indemnifying Party’s notification that it has elected to defend a claim, at Indemnifying Party’s request, the Parties shall enter into a joint defense and common interest agreement regarding the defense and resolution of such claim.

7.7    Direct Claims. Any indemnification claim by an Indemnified Party that does not result from a Third-Party Claim shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. Such written notice shall specify in reasonable detail each individual item of loss included in the amount so stated, the date such item was incurred and the specific misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure to give written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations other than to the extent the parties from whom indemnity is sought are prejudiced as a result of such failure; provided, however, no such notice shall have any effect or be valid if it is given following the end of any applicable survival period provided for in Section 7.2. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
7.8    Further Limitations and Qualifications.
(a)    Exclusive Remedies. From and after Closing, except with respect to matters covered by Section 2.3 and matters involving fraud, specific performance, or injunctive relief, the remedies provided in this Section 7 shall constitute the sole and exclusive remedies available to any party hereto with respect to any claim relating to this Agreement or the transactions contemplated hereby and the facts and circumstances relating and pertaining hereto (whether any such claim shall be made in contract, breach of warranty, tort or otherwise).
(b)    No Duplication. Buyer Indemnified Parties shall not be entitled to indemnification under this Section 7 with respect to any matter to the extent that such matter was (i) included as a current liability in the calculation of Closing Working Capital as finally determined pursuant to Section 2.3, or (ii) included in Closing Indebtedness or Seller Transaction Expenses and actually reduced the Adjusted Purchase Price.
(c)    Buyer’s Knowledge. No information or knowledge (actual, constructive or imputed) acquired, or investigations conducted, by Buyer or its representatives, of the Business, the Sellers or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Buyer or any Buyer Indemnified Person under this Agreement.
(d)    Materiality. Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for the indemnification provisions of this Agreement, including, without limitation, for purposes of (i) determining the amount of any Damages incurred with respect to the indemnification provisions hereof, and (ii) determining whether a breach of a representation and warranty has occurred that would give rise to a right of indemnification.
(e)    Right to Recover; Subrogation. The Indemnified Parties shall have an obligation to use commercially reasonable efforts to seek to recover or make a claim for insurance proceeds, and shall use commercially reasonable efforts to recover insurance proceeds, as a result of any matter giving rise to an indemnification claim of the Indemnified Parties against the Indemnifying Party, to the extent coverage may be available therefor. If the Indemnified Party actually receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of the Indemnified Party prior to the date upon which the Indemnifying Party is given notice of the claim, the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party (net of costs of recovery and the net present value of any increase in premiums). If the Indemnified Party actually receives any insurance proceeds with respect to any Damages after the Indemnifying Party has provided indemnification for such Damages to the Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds to the Indemnifying Party with respect to such Damages (net of costs of recovery and the net present value of any increase in premiums). If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Damages, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Damages, except with respect to amounts not yet recovered by such Indemnified Party under any such insurance policy or otherwise that already have been netted against such Damages for purposes of determining the indemnifiable amount of such Damages. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing. The foregoing provision shall not apply to insurance policies or provisions to the extent risk is not transferred away from the Indemnified Parties, such as self-insured retentions, deductibles, fronting policies, and retrospective premium-based insurance to the extent that Indemnifiable Damages are or will be ultimately incurred by an Indemnified Party.
SECTION 8
TAXES

8.1    Certain Income Tax Matters. For the avoidance of doubt, any deductions or similar Tax benefits arising from the payment of Seller Transaction Expenses and the discharge of the Closing Indebtedness shall be for the benefit of the Sellers to the extent permitted by applicable Legal Requirements.
8.1    Transfer Taxes. All Transfer Taxes will be paid 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand, when due. The Sellers will file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes, and if required by applicable Legal Requirement, Buyer will join in the execution of any such document or Tax Return. Sellers and Buyer agree to use commercially reasonable efforts to obtain any certificate, including a resale certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
8.2    Tax Returns. Property Taxes relating to any Straddle Period shall be pro-rated between the Sellers (on the one hand) and Buyer (on the other hand). The Sellers shall be responsible for that portion of the Straddle Period ending on the Closing Date and Buyer shall be responsible for that portion of the Straddle Period after the Closing Date. The Sellers shall pay to Buyer its allocable portion of the Straddle Period Property Tax no later than seven Business Days prior to the date such amounts are paid. For the purposes of this Section 8.2, the Property Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period.Cooperation. Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and the Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.3. Any Tax audit or other Tax proceeding shall be deemed to be a Third-Party Claim subject to the procedures set forth in Section 7.6 of this Agreement.
8.3    Allocation of Purchase Price. Within 90 Business Days after the final determination of the Closing Date Schedule, Buyer shall prepare and deliver to Sellers an allocation of the Final Adjusted Purchase Price and Assumed Liabilities among the Purchased Assets and covenants contained in Section 5.5 in accordance with Code Section 1060 and any similar provision of state, local, or non-U.S. Legal Requirements as appropriate (the “Allocation”). Sellers shall have 30 days to review and comment. If Sellers do not notify Buyer in writing of any objections within 30 days or if Sellers and Buyer resolve all such objections, each party agrees that it will (a) be bound by the Allocation for the purposes of determining any Taxes, (b) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the Allocation (including without limitation the filing of Internal Revenue Service Form 8594), and (c) not take a position for Tax purposes that is inconsistent with the Allocation on any Tax Return or in any proceeding before any Governmental Authority except with the prior written consent of the other party. Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare the Allocation. If Buyer and Sellers are unable to resolve all such written objections within 10 Business Days after Buyers’ receipt of such objections, the Allocation shall not be binding on the parties. In the event that the Allocation has been agreed to by the parties and is disputed by any Governmental Authority in writing, the party receiving notice of such dispute will promptly notify the other party, provided that the failure of the party receiving such notice of dispute to promptly notify the other party shall not constitute a breach of this provision other than to the extent such other party is actually prejudiced by such failure.
SECTION 9
MISCELLANEOUS

For purposes of this Section 9 and the defined terms used herein, “Sellers” shall mean Spence, Leslie, and CIRCOR, together, and each, individually, shall be referred to referred to as a “Seller.”
9.1    Notices All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier, to:

if to Buyer, or the Business following the Closing:
Emerson Electric Co.
8000 West Florissant, Building AA
St. Louis, Missouri 63136
Attention: Kevin Weishaar
E-mail: Kevin.Weishaar@Emerson.com
with a copy (which shall not constitute notice) to:
Emerson Electric Co.
8000 West Florissant, Building AA
St. Louis, Missouri 63136
Attention: Vanessa R. McKenzie
E-mail: Vanessa.Mckenzie@emerson.com
and
Bryan Cave Leighton Paisner LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri 63102
Attention: John M. Welge, Esq.
E-mail: jmwelge@bryancave.com
if to the Sellers:
CIRCOR International, Inc. 30 Corporate Drive, Suite 200
Burlington, MA 01803 Attention: Kevin Chapman E-mail: kevin.chapman@circor.com with a copy (which shall not constitute notice) to:
DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Attention: Adam Ghander E-mail: adam.ghander@dlapiper.com
All such notices, requests, demands, consents and other communications shall be deemed to have been duly given shall be in writing and shall be deemed to have been duly given and made upon being delivered by international overnight courier or electronic mail (with confirmation of receipt by non-automated reply e-mail from the recipient) to the party for whom it is intended, provided that if notice is given by electronic mail, a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, bearing the address shown in this Section 9.1 for, or such other address as may be designated in writing hereafter by, such party.
9.2    Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Sellers and Buyer. Any purported assignment or delegation of rights or obligations in violation of this Section 9.2 is void and of no force or effect.
9.3    Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
9.4    Third Parties. Except as specifically set forth or referred to, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.
9.5    Equitable Relief. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that (a)  Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Sellers and to enforce specifically all of the terms and provisions hereof, and (b) the Sellers shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by Buyer and to enforce specifically all of the terms and provisions hereof. Subject to the limitations set forth in this Section 9.5, the Sellers, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of the provisions of this Agreement identified above in this Section 9.5 by such party.
9.6    Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware over any action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or related to any matter which is the subject of this Agreement and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 9.1 and consents to the exercise of jurisdiction of the courts of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
9.7    Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer and (b) all fees, costs and expenses of the Business and the Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by CIRCOR (but subject to the inclusion of any such amounts in the Seller Transaction Expenses); provided, notwithstanding the foregoing, any fees of the Accounting Arbitrator shall be borne by the parties as provided in Section 2.3(e).
9.8    Representation by Counsel. The parties hereto acknowledge that they have been represented by independent counsel of their choice throughout all negotiations that have preceded the execution of this Agreement and that they have executed the same with consent and upon the advice of said independent counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise, or rule of strict constriction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby waived by the parties hereto.
9.9    Disclosure Schedule. All references to this Agreement herein or in the Disclosure Schedule will be deemed to refer to this entire Agreement, including the Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face (without the benefit of context or reference to underlying documentation), notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedule will not necessarily (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of the Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, or (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

9.10    Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.
9.11    Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and CIRCOR, or, in the case of a waiver, by each party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
9.12    No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Sellers, Buyer, any Affiliate of any of the foregoing or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any equityholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of Buyer, the Sellers or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”), with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the Business, this Agreement, the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Business or any Non-Party Affiliate in any way concerning the Business, this Agreement or its subject matter or the transactions contemplated hereby.
9.13    Rescission. No breach of any representation, warranty, covenant or agreement contained herein or in any Ancillary Agreements shall give rise to any right on the part of Buyer or the Sellers, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.
SELLERS:
SPENCE ENGINEERING COMPANY, INC.
By:    /s/ Sumit Mehrotra
Name:    Sumit Mehrotra
Title:     President

LESLIE CONTROLS, INC.
By:    /s/ Edward Hallenbeck
Name:    Edward Hallenbeck
Title:     President

BUYER:
EMERSON PROCESS MANAGEMENT REGULATOR TECHNOLOGIES, INC.
By:    /s/ Kevin Weishaar
Name:    Kevin Weishaar
Title:    Authorized Signatory

For purposes of Section 5 and Section 9 only:
CIRCOR INTERNATIONAL, INC.
By:    /s/ Scott Buckhout
Name:    Scott Buckhout
Title:    President

[Signature Page to Asset Purchase Agreement]